                                                                  Exhibit 99.428



ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE

Second Annual Report to the Federal Energy Regulatory Commission




              California Power Exchange Corporation

              Market Compliance

              July 28, 2000

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

                                Table of Contents

1.1  Monitoring of Electricity Commodity Exchanges......................................................     6
1.2       Key Messages of This Report...................................................................     8
   1.2.1     The Markets Work...........................................................................     8
   1.2.2     The Importance of Focusing on Rules........................................................     8
1.3       Institutional Structure for Monitoring CalPX Markets..........................................    10
1.4       Activities of the Compliance Unit Over the Past Year..........................................    11
2.1 Introduction........................................................................................    13
2.2       Structure of California's Electricity System..................................................    14
   2.2.1  The Institutional Framework...................................................................    14
   2.2.2  Description of Auction Process................................................................    15
   2.2.3  Characteristics of California's Market System.................................................    16
   2.2.4  The Value of California Electricity Commodity Markets.........................................    17
   2.2.5  CalPX Markets in Relation to the Competition Transition Charge................................    19
   2.2.6  CalPX Markets in Relation to the WSCC Power Markets...........................................    21
2.3       Review of Significant Market and Institutional Changes........................................    22
   2.3.1  The Growth and Rapid Maturation of the Block Forwards Market..................................    22
   2.3.2  RMR Contract Revisions........................................................................    22
   2.3.3  Ancillary Services Redesign...................................................................    22
   Congestion Effects...................................................................................    22
2.4       CalPX Markets in Year Two.....................................................................    22
   2.4.1     Day-Ahead Market - Operations..............................................................    23
     2.4.1.1  Overview of Price Trends in the Day-Ahead Unconstrained Market
                from Year 1 to Year 2 of CalPX Operations...............................................    23
     2.4.1.2  Day-Ahead Unconstrained Price and Quantity................................................    30
     2.4.1.3 Post Close Quantity Match..................................................................    34
     2.4.1.4  Zero-Price Supply Bids versus Market Clearing Quantity....................................    38
     2.4.1.5  Market Share of Participants..............................................................    40
     2.4.1.6   Supply Resource Mix......................................................................    44
     2.4.1.7  Congestion................................................................................    46
     2.4.1.8    Path 26 and New Zone ZP26...............................................................    51
     2.4.1.9   Zonal Quantity Effects...................................................................    54
     2.4.1.10.    Financial Impact of Congestion........................................................    54
   2.4.2  Day-Of Market.................................................................................    56
2.5 The Relationship Between the CalPX Day-Ahead Market and other Markets...............................    61
   2.5.1  Market Share of CAISO.........................................................................    61
   2.5.2  Price Spreads.................................................................................    63
   2.5.3  Correlation Between Markets...................................................................    65
   2.5.4  Ancillary Services Prices and Volume..........................................................    68
   2.5.5  Block Forwards Market.........................................................................    71
2.6       Measures of Market Value......................................................................    73
3.1  Introduction.......................................................................................    76
3.2  Fundamental Models of Price Movements..............................................................    77
   3.2.1 Introduction...................................................................................    77
   3.2.2 The Basic Form of the Fundamental Price Analysis Model.........................................    77
3.3       Technical Models Concerning Price Behavior in CalPX Markets...................................    86
   3.3.1  Technical Price Movements and What They Communicate...........................................    86
   3.3.2 Price Mean Reversion...........................................................................    86
   3.3.3 Price Spike Behavior...........................................................................    87
   3.3.4 Market Volatility..............................................................................    88
3.4  Analysis of the Uncoupling of Wholesale and Retail Price
        Elasticity in California Electricity Markets....................................................    87

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 3

   3.4.1  Overview......................................................................................    88
4.1 Introduction........................................................................................    90
   4.1.1     Being Methodical in the Early Phase of Market Operations...................................    90
4.2 Market Monitoring Methods and Practices.............................................................    91
   4.2.1  Organization and Responsibilities of the Compliance Unit......................................    92
     4.2.1.1 Market Monitoring Group....................................................................    93
     4.2.1.2  Economic Analysis Group...................................................................    94
     4.2.1.3  Investigations and Inquiries..............................................................    94
4.3 The Role of Compliance in Policy-Making.............................................................    96
4.4  Establishment of Institutional Disciplinary Infrastructure.........................................    96
   4.4.1  The Problem...................................................................................    96
   4.4.2  Proposed Solution.............................................................................    97
   4.4.3  Roles of the MMC and Compliance with regard to the BCC........................................    97
4.5  Rules Changes......................................................................................    98
   4.5.1  Compliance's Recommendation...................................................................    98
   4.5.2 Current Rules Changes Being Contemplated.......................................................    99


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 4



ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE

Second Annual Report to the Federal Energy Regulatory Commission

Executive Summary


         The California Power Exchange (CalPX) markets continue to work effectively and add value to the marketplace.

         The CalPX Day-Ahead Market grew from an annual volume in the first year of 189,000 GWh to 193,890 GWh in the second year, increasing its annual dollar volume from $5 billion to $6.3 billion. The volume of the Block Forwards contracts has increased steadily since the inception of the market, moving from a contract volume of 1900 MWh for August of 1999 to 4700 MWh for August of 2000.

         The focus of the CalPX Compliance Unit (Compliance) is shifting from an emphasis on market design to monitoring market behavior. This involves focusing on rules, both violations of effective rules and changes in ineffective rules, to ensure that price signals are accurate and transparent. In turn, this best promotes sound decision-making by the private sector to make California's electricity markets truly competitive.

         Given this focus on price behavior, Compliance has conducted several studies, the conclusions of which are:


         - Market price increases over the past two years can be largely explained by changes in natural gas prices, weather, plant availability, load forecasts, and lagged quantities and prices. This indicates that CalPX Day-Ahead Unconstrained Market Clearing Price (UMCP) has been fairly derived for the first two years of market operations.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 5



         - Although price spikes do occur, a Compliance mean reversion model indicates that prices typically return to mean price levels in less than two days. This is another indication that CalPX markets are working fairly, with minimal signs of market power.

         Compliance was involved in several investigations and many more inquiries into possible rules violations over the second year of operation. This compares with no investigations in the first year. This engagement in investigations has led Compliance to examine the original rules setting forth Compliance activities and to recommend several key changes that Compliance will be taking public for comment this year.

         The primary change being sought is to assure due process to protect the rights of Participants under investigation and the rights of the CalPX to conduct investigations, thereby helping to promote fair and orderly markets. Existing rules do not make these provisions. A new disciplinary procedure and the establishment of a Participant-run Business Conduct Committee (BCC) are the key points of this recommended rule change.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 6

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE

Second Annual Report to the Federal Energy Regulatory Commission

1.0  Introduction


1.1  Monitoring of Electricity Commodity Exchanges

         The Federal Energy Regulatory Commission (FERC), as part of its approval of California's electric industry restructuring, ordered both the California Independent System Operator (CAISO) and the California Power Exchange (CalPX) to maintain ongoing surveillance of their respective markets.(1) The FERC also ordered the monitoring functions of each institution to cooperate, recognizing the integrated character of the CAISO and the CalPX markets. In addition, the FERC required an annual report on market activities.(2) FERC emphasized the importance of market monitoring in its recent Order 2000 where each newly established Regional Transmission Organization (RTO) is required to implement market monitoring. In respect of the FERC's order and its emphasis on the importance of market monitoring, the following report is presented.

         In its first report to FERC, the CalPX Compliance Unit (Compliance) emphasized the responsibility commodity exchanges have to their participants and to the public to ensure that the markets are fair and efficient. This requires ongoing monitoring of trading activities and evaluation of structural factors that may impede achieving full efficiency in the market.

         In its first year, Compliance focused on tracking price movements, explaining the variances in price movements, and investigating specific complaints concerning alleged violations of rules and alleged intentions to manipulate abusively the CalPX and CAISO markets.


----------

(1) Federal Energy Regulatory Commission. Docket No. EC96-19-001, et. al.. October 30, 1997. pp. 239 and 246.

(2)   Ibid p. 240

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 7


         The second year of market operations placed new challenges before Compliance to ensure that the CalPX markets are fair and efficient. Bid behavior has become more diverse and, in some cases, subtler, requiring more refined analytical tools to understand and explain that behavior.

         Fundamental factors influencing the movement of prices changed considerably over the last year, causing prices to increase. Evidence of significant price increases examined only by descriptive techniques, however, could lead to concerns that competitive markets may not be as effective as envisaged by their designers. The inclination to suggest market power abuse is seductive, but may be premature without a thorough analysis of what is actually contributing to the price increases.

         Accordingly, Compliance has emphasized developing better tools to enable more sophisticated analyses of fundamental factors influencing price in the subtler bid environment evident in the second year of market operations. Together, these enhanced monitoring techniques tell a more reassuring story - that price increases are reflective only of fundamental changes and periodic price spikes are generally short-lived and show no indications of deliberate attempts to abusively influence prices during these events. In CalPX markets at least, this indicates no significant or persistent assertions of market power.

         Great emphasis has been placed on congestion dynamics in California markets and potentially significant changes will be introduced before the end of 2000. The CAISO has already instituted many amendments to its Tariff and Protocols during the second year of operation, including revisions of the Reliability Must Run (RMR) contracts and its Ancillary Services (AS) markets. These changes will be discussed as part of the descriptive review of market activity in Section 2.

         When California's markets initially opened, Compliance focused on ensuring a good market start up, establishing the basic information systems needed for general monitoring, and considering issues related to market power. Market power concerns received significant attention, as the Second Report of the CalPX Market Monitoring Committee (MMC) amply demonstrated.(3) Evaluation of market power concerns remains an important focus of Compliance, perhaps even more so for the MMC.

         Through the first year, market monitoring was necessarily guided by the hypotheses of various economic theories because a behavioral basis did not exist for evaluating market activities. However, after more than two full years of market operations, Compliance is now fundamentally focused on the behavior of market Participants and the price signals resulting from this behavior. For example, during this period Compliance conducted a major investigation into abusive market behavior and made inquiries into several less significant cases, some resulting in a determination that abuses had not occurred although they had been suspected. In addition, the data infrastructure and the scope of information are now so significant that analysis can be developed to deal with real behavior rather than hypothesized behavior, which has limited use in explaining whether particular behaviors are abusive or contribute to market inefficiencies.

-------------
(3) Second Report on Market Issues in the California Power Exchange Energy Markets of the MMC. Sections V, VI and VII.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 8


         The challenge of developing more sophisticated analytical capabilities required the addition of economic analysts with responsibilities for this task. The need for better explanations of daily and weekly market events also required adding staff as well. These staffing and organizational changes are discussed in Section 4.

1.2     Key Messages of This Report

1.2.1    The Markets Work

         In the past year, the CalPX has continued to add Participants, a sure sign that the system is working and adds value to the electricity marketplace. Participants increased from 39 at the start of operations on March 31, 1998 to 68 Participants in July 1999 to a current level of
         74. During the last year approximately 232,800 GWh of electric power were traded in the CalPX Day-Ahead Market and the CAISO Ancillary Services and Real-Time Markets, involving $7 billion of transactions on the buy and sells sides for a total of $14 billion in dollar volume. The Day-Of Market(4) grew from an annual volume of 400 GWh last year to 731 GWh this year, achieving an annual dollar volume of $21 million. In October 1999 alone, CalPX settled close to $800 million in both markets. This implies an ability to handle a total transaction volume (both buy and sell side) at an annual rate of close to $20 billion. Not only does the CalPX handle this large volume of transactions; it has processed and settled this large volume from both markets with less than one-tenth of 1% of the transactions being disputed - a remarkable effort for a new exchange.

         Two new products were created last year. The Block Forwards Market
         (BFM) for trading monthly block forward energy contracts opened on June 10, 1999. It has grown during the past year to a current monthly average of 1,982 contracts with a total dollar volume from inception to March 31, 2000 of $245 million. The Post Close Quantity Match ("PCQM") service has also grown. It started on July 28, 1999 and traded a volume of 339,386 MWh during the past year for a total dollar volume of $7.78 million. Two new products launched last year, the Book Out service and Green Exchange service, have thus far been unsuccessful.

1.2.2    The Importance of Focusing on Rules

         The U.S. Department of Energy (DOE) in its report Horizontal Market Power in Restructured Electricity Markets,(5) expressed concern that monopoly power was being exercised in California:

                  There is strong evidence that market power has been exercised in the electricity context. In both the United Kingdom (U.K) and California, where data from competitive electricity generation markets are now available, researchers have found that wholesale power prices have been as much as 75 % above competitive levels at times.(6)

------------

(4)   Formerly the Hour-Ahead Market

(5) Horizontal Market Power in Restructured Electricity Markets, March 2000, Office of Economic, Electricity and Natural ass Analysis, Office of Policy, U.S. Department of Energy, Washington, DC 20585/

(6)   Ibid, Executive Summary, p. v.


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 9

         Concern about market power is understandable given that electric power restructuring involves trying to make natural monopolies competitive. A recent Compliance analysis shows that virtually all price increases in the past two years can be explained by underlying known factors such as weather, natural gas prices, and forecasts. This leaves only a small percentage of variance that cannot be explained at least in CalPX markets. The resulting prices suggest that the markets are not influenced by exertions of market power and that restructuring is working.(7) In addition to showing that most price increases are explainable, the study also notes that price spikes quickly revert to the average for the time period - within two days. This provides strong evidence that market power is not a serious phenomenon in California under the DOE definition: "Market power is the ability of a supplier to profitably raise prices above competitive levels and maintain those prices for a significant time period."(8)

         Compliance's analysis is summarized in Section 3.

         Apart from the lack of evidence of market power, there is the question of whether it can be effectively measured in a manner useful to the needs of ongoing monitoring of multiple markets.

         The Federal Energy Regulatory Commission (FERC), for instance, describes the difficulties of measuring market power in its State of the Markets 2000 paper:

                  All types of quantitative market power analysis depend critically upon appropriate definitions of the relevant market, in terms of their services being offered and geographic scope. This is an extremely complex and difficult step, and there are fundamental uncertainties and judgment calls involved. However, quantitative analysis offers insights which customer perceptions and evidence cannot provide, especially in the area of anticipating the effect of changes on the potential for the exercise of market power.(9)

                  Even with an understanding of the basic mechanisms of price formation and behavior in network industries, the interpretation of price data is extremely difficult and remains subject to uncertainty. The commission is not in a position to create definitive or automatic procedures for the analysis and interpretation of price information."(10)

         Even in recognizing the difficulties, the FERC emphasizes the importance of monitoring market power abuses. Compliance agrees.

-----------------

(7) During periods of unusual events where price spikes rapidly develop, suppliers with low production costs can certainly benefit significantly. This opportunity for extraordinary profits are not necessarily (and in CalPX market do not appear under any case) excess of market power. Price spike events reflect both fundamental and technical factors that create them, and, to some degree, psychological factors that contribute to price run-ups. There will always be important public policy debate over whether such excess profits are appropriate. The analyses presented here are intended to report on what is observed. The social, moral, political and judicial implications are for other to consider.

(8)   Op. Cit. P. v

(9) State of the Markets 2000: Measuring Performance in Energy Market Regulation, Federal Energy Regulatory Commission, March 2000, James J. Hoecker, Chairman, p. 39.

(10)  Ibid, p. 27.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 10


1.3      Institutional Structure for Monitoring CalPX Markets

         The first report to FERC included a general description of the institutional structure and associated responsibilities that pertain to market monitoring at the CalPX. This framework remains largely unchanged. For purposes of thoroughness, the following paragraphs are updated from the first report.

         The CalPX included as part of its Tariff and Protocol filings with the FERC the establishment of an independent Market Monitoring Committee. If the CalPX were a traditional membership exchange, the function of the Committee would be an internal part of the operation of the exchange and Participants of the CalPX would likely serve on this Committee.

         The MMC currently has three independent members. The CalPX Governing Board elects each member for a three-year position on the Committee. The terms are staggered so that at least one member is subject to renewal or replacement annually. Committee members cannot consult to nor have affiliations with any Participants in CalPX markets. They are restricted in the use of any private information they obtain as members of the Committee.

         The Compliance Unit carries out the monitoring and analysis of market behavior in the CalPX markets. The Unit currently has a Vice President in charge and staff groups reporting to him - Market Monitoring and Economic Analysis. In addition, an Acting Director of Investigations has been established to work through the caseload developed over the last year. Depending on the ongoing level of investigations, this Acting Director may become a full-time position in the following year, or it may be eliminated as unnecessary.

         In addition to daily monitoring of markets, the Compliance staff is responsible for developing fundamental analyses of markets, models and methods of effective monitoring, and for carrying out investigations of market abuse. When complaints are filed with Compliance or the MMC, Compliance undertakes the appropriate inquiries. Also, Compliance may initiate investigations if evidence of market abuse is detected or developed through analysis.

         Completed investigations are reported to the CalPX Chief Executive Officer (CEO) and the Chairman of the MMC. Based on findings, the CEO may refer the investigation to the Governing Board of the CalPX and/or appropriate Federal authorities.

         Experience in the second year revealed certain weaknesses in the institutional configuration for market monitoring. Specifically, the judicial processes associated with investigations are inadequate and require refinements to ensure that Participants are fairly treated and inquiries and investigations are not pursued for frivolous or less than fully substantiated reasons. The need for a code of conduct and for sanctions and penalties was amplified by the investigations activities conducted in the second year of market operations. These matters are discussed in Section 4.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 11


1.4     Activities of the Compliance Unit Over the Past Year

         The Compliance Unit has been monitoring the California electricity markets since April 1998. In accordance with the California Power Exchange Market Monitoring and Information Protocol (PMMIP), Compliance activities have focused on practices or behaviors deemed to be detrimental to efficient and fair operation of the markets. As noted in
         Section 2 of the Protocol, practices subject to scrutiny include, but are not limited to:

         -        Anomalous market behavior.

         -        Withholding of capacity.

         -        Unexplained re-declarations of the availability of resources.

         -        Unusual transactions.

         -        Bidding patterns not consistent with market conditions.

         - Unusual activities associated with imports and exports of energy.

         -        Market design flaws.

         -        Abuse of Reliability Must-Run status.

         -        Gaming.

         -        Market structure flaws.

         During the second year of operation, the Compliance Unit accomplished the following:

         - 365 daily market reports analyzing and explaining market prices.

         - Nine monthly reports to the MMC and the Chief Executive (converted to quarterly reports beginning in the fourth quarter of 1999).

         -        Ten meetings of the Market Monitoring Committee.

         - Support to the MMC for its report to FERC in response to a 1999 order to address questions concerning RMR contract redesign and Ancillary Services redesign.

         - Ongoing review of anomalous results criteria. No anomalous results were triggered in the second year of market operations.

         - Substantial enhancement in the data infrastructure to support market monitoring, including revisions to the data warehouse, creation of new data marts, significant upgrades in computers and storage systems for monitoring purposes.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 12



         -        Conduct of required investigations.


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 13



2.0     California's Electricity Market System


2.1      Introduction

         This section describes California's electric power system in its second year of restructuring. Significant changes in the system, some related to CAISO market redesigns and revisions to its rules, have had impacts on CalPX markets this past year and are also discussed.

         The principal areas of change are:

         - Revisions to CAISO Ancillary Services markets and Reliability Must-Run contracts.

         -        Introduction of the rational buyer regime.

         -        Addition of a new zone associated with Path 26.

         -        Modifications in the settlements process.

         -        Introduction of the Block Forwards Market.

         -        Expansion of the Post-Close Quantity Match.

         In addition, market conditions changed considerably between the first and second year. Principally, these changes involve significantly increased congestion and evidence of a bifurcation in the California market system, likely caused by congestion effects. In Year 1, the correlation in prices was high between the northern terminus and the southern terminus of Path 15 (NP15 and SP15 respectively) and the unconstrained market clearing price (UCMP). However, in Year 2, they are largely not correlated. These changes have strategic and economic implications for California markets.

         This section will summarize the behavior of CalPX market prices, comparing the second year to the first year. Subsequent sections will analyze and explain the price behavior. It begins with a description of the structure of California's market system, followed by a discussion of the principal changes in the design of markets in California. Other institutional changes and associated issues will be discussed to ensure readers have a context in which to appreciate both the descriptive and analytical sections that follow.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 14

2.2      Structure of California's Electricity System

         As noted in the first annual report, California restructured its utility industry through a complex stakeholder process that brought diverse interests together to build a consensus vision of the future electricity industry. While the process of redesign continues, the core structure and operation of the CalPX is largely unchanged in the second year of market operations.

         Nevertheless, in the second year of operations, several key developments occurred in the CalPX markets, including:

         - Steady growth in valid hours of operation of the Day-Of Market (discussed in Section 2.4).

         - Remarkable growth in participation and in volumes in the CalPX Block-Forwards Market (reported in Section 2.4).

         -        Broadening of the Post-Close Quantity Match (discussed in
                  Section 2.4).

         The CAISO has actively continued to change key aspects of its operations.(11) The changes made thus far and those changes contemplated for the future will be discussed in this and following sections.

2.2.1    The Institutional Framework

         For ease of reference, the description of the institutional framework defining California's restructured electric power system is adapted from the first Compliance report.

         The California wholesale electricity marketplace has two principal components - a market of contracts executed directly between buyers and sellers (referred to as the bilateral market) and buy-sell transactions executed through organized commodity-exchange type markets (referred to as exchange-based markets).

         During the mandated transition period in California, investor-owned utilities (IOUs) are required by law to buy and sell their electricity through the CalPX(12). The CalPX is a commodity exchange for electricity; it runs a Day-Ahead Market, a Day-Of Market, and a Block-Forwards Market. The Day-Ahead Market is an auction system of 24 hourly markets, bid for simultaneously and cleared at the same time. The Day-Of Market is composed of 24 auctions conducted in three batches over the course of a day. These allow


-------------
(11) Changes made by the California ISO are detailed in the California ISO Annual Report on Market Issues and Performance, prepared by the CAISO Market Surveillance Unit, June, 1999.

(12) As of June 8, 2000 the California Public Utility Commission (CPUC) effectively altered the terms and conditions of the transition period. In a 3 to 2 vote, the CPUC approved an alternate decision to that recommended by the appointed administrative law judge in a case involving requests by one of the investor-owned utilities to exit from the transition period early because its CTC had been recovered. The alternate decision redefined the transition period to allow for multiple exchanges as vehicles for CTC recovery, subject to CPUC approval as a qualified trading vehicle. Because the implications of this decision are unclear in terms of impact, or the effective timing of the emergence of alternative qualified trading vehicles to the California Power Exchange, the discussion of the transition period and the associated structure does not incorporate consideration of this significant change in its terms and by implication its duration.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 15


         buyers and sellers to adapt to unexpected circumstances occurring the day in which power is being delivered based on the preceding Day-Ahead auction. The Block-Forwards Market began operating June 10, 1999, and consists of a forward contract of 16 on-peak hours, traded in multiples of 1 or 25 MWs. It allows participants to realize the benefits of forward contracts while also participating in the efficient and transparent CalPX Day-Ahead and Day-Of markets where delivery and settlement are arranged.

         The CalPX is also a Scheduling Coordinator (SC). SCs were established as part of the California system to manage the transmission assets of California's IOUs. SCs are qualified by the CAISO to submit balanced schedules of electricity supply and demand for use of the transmission network the CAISO administers. Access to the CAISO transmission network is restricted to SCs.

         The CAISO manages the transmission network in real time. Its mission is to ensure at least as high reliability as the transmission owners provided prior to its formation. Market mechanisms are used to ensure continuously high reliability. To this end, the CAISO runs a Real-Time Market, an auction that runs every 10 minutes around the clock, but is settled hourly. This auction's purpose is to enable the CAISO to acquire the power needed to ensure that the system stays in balance and operates reliably.

         System reliability is derived from various forms of reserves as well. These are obtained through acquisition of capacity in four markets referred to generically as the Ancillary Services (AS) Markets,(13) and through contracts for system regulation and system reliability power supply. The four generic Ancillary Services Markets are (1) Spinning Reserves, (2) Non-Spinning Reserves, (3) Regulation and (4) Replacement. In addition, the CAISO obtains local reliability related resources through Reliability Must-Run contracts.(14)

         Both the CalPX and the CAISO were created by the California Legislature and operate as not-for-profit public benefit corporations under California law. The Governing Board of each institution is made up of stakeholders. Board members are asked to function as true corporate board members, not as representatives of their constituents.

         Assembly Bill 1890 established the Electricity Oversight Board (EOB) so the State of California could retain an ongoing involvement in the new electric market system. The Governor appointed the initial Electricity Oversight Board, which then elected the original Governing Board members for both the CAISO and the CalPX.

2.2.2  Description of Auction Process

         Prior to 7 a.m., buyers and sellers submit to the Day-Ahead Market their final portfolio energy supply and demand bids for each of the next 24 hours. These bids are used to determine the intersection between supply and demand, which sets the overall market-clearing price and quantity. The auction for each of the 24 hours is conducted individually. About 7:15 A.M., the CalPX notifies successful bidders of the hourly market-clearing prices and quantities they were awarded.


------------
(13) The FERC in its July 17, 1998 order said that Replacement was not an Ancillary Service.

(14) On April 2, 1999, a partial settlement to revise the structure of Reliability Must-Run contracts was filed to the FERC in Docket ER98-441 et al.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
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                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 16

         By 9 a.m., generating (supply) participants submit to the CalPX their Initial Preferred Schedules, providing details of the specific generating units, imports, exports, SC transfers, and loads that fulfill the aggregate awards from the auction. At this time, all participants also submit their Schedule Adjustment Bids for inter-zonal transmission congestion. By 9:30 a.m., generating participants submit their bids for Ancillary Services.

         By 10 a.m., the CalPX and other Scheduling Coordinators submit to the CAISO their Initial Preferred Schedules for participants who have been scheduled, along with Schedule Adjustment Bids and Ancillary Services bids.

         By 11 a.m., the CAISO completes the first iteration of its Congestion Management across the various well-defined transmission zones. If no inter-zonal congestion exists, the CAISO issues Final Day-Ahead Schedules, including the schedules for Ancillary Services selected in the CAISO's Ancillary Services auction. On the other hand, if congestion occurs, the CAISO provides CalPX and other Scheduling Coordinators with the estimated Day-Ahead Transmission Usage Charges, a suggested Adjusted Day-Ahead Schedule, and a preliminary schedule and prices for Ancillary Services.

         By noon, if inter-zonal congestion exists, the CAISO permits Scheduling Coordinators to submit Revised Preferred Day-Ahead Schedules. The CalPX does not change the CAISO's adjusted Day-Ahead energy schedule that is received by 11 a.m.. At 1 p.m., the CAISO performs the second iteration of its congestion management establishing the Final Day-Ahead Schedules, including the schedules and prices for Ancillary Services, and the final Day-Ahead Transmission Usage Charge rates. Approximately 15 minutes later, the CalPX provides the hourly market-clearing prices for all the congestion zones.

         At approximately 1:30 p.m., the CAISO determines whether the Ancillary Services auctions have any deficiencies and also evaluates Reliability Must-Run requirements relative to the Final Day-Ahead Schedules.

         The Day-Ahead Market process ends at approximately 5 p.m. when the CAISO notifies participants of any changes in the Final Day-Ahead Schedules. These changes may result from shortfalls in Ancillary Services or from generation requirements for Reliability Must-Run.

2.2.3  Characteristics of California's Market System

         The California energy auction process has two characteristics. First, the CalPX, the CAISO and other Scheduling Coordinators interact closely in matching participants' generation and loads and transmission needs. Second, the adjustment process follows the bidding process. The CalPX participants allocate their generation capacity according to their perceived opportunity costs. The CalPX Market Monitoring Committee has described the consequence of this sequencing:

                  Most participants will be eligible to bid in several of the markets. The exact sequence of bids and market responses affects how they will bid. Bids in the Day-Ahead energy market are accepted before bids in the AS markets need to be placed. If generators want to offer a larger quantity in any AS market, they must offer a smaller amount of their given capacity in the Day-Ahead market. They can implement this directly, or they can offer the smaller quantity at "reasonable" prices,

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 17

                  and then offer the rest at very high prices. Once the Day-Ahead market results are revealed at 7:15 a.m., the generators know how much capacity they actually can offer to the AS markets.

         By bidding for some of its capacity at a price sufficiently higher than the predicted market-clearing price, a generation participant can be assured that this capacity will not be awarded in the Day-Ahead Market. The capacity will then be available for bidding in the later markets as the participant follows the auction sequence. Holding capacity for this later bid has the effect of reducing supply and therefore increasing price in the Day-Ahead Market. This creates an inherent linkage among the markets: capacity sold in an earlier-closing market is not available for a later-closing market, and capacity held back to be bid later is not available in an earlier market.

2.2.4  The Value of California Electricity Commodity Markets

         The market structure in California is composed of seven distinct active markets interacting in varying degrees under different circumstances.(15) Table 1 and 2 below summarize the size of the markets in each year of operation.(16)

--------------

(15) If the four CAISO Ancillary Services markets for Hour-Ahead were included, there would be 11 markets.

(16)  See Appendix __ for details on how market values were calculated.


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 18


TABLE 1:  CALIFORNIA'S WHOLESALE ELECTRICITY MARKETS: APRIL 1998 - MARCH 1999

        Market                Annual Volume     Annual Average Price      Annual Dollar
                              (GWh)                                       Volume
                                                                          ($ million)
        -------------------------------------------------------------------------------
        CalPX Day-Ahead       189,000           $24.44/MWh                $5,033

        CalPX                 400               $29.34/MWh                $21
        Day-Of/Hour-Ahead(17)

        CAISO Real-Time       10,000            $25.62/MWh(NP15)          $296
                                                $23.54/MWh (SP15)

        CAISO AS - Spin       6,700             $13.43/MW                 $90

        CAISO AS - Non-Spin   5,500             $7.27/MW                  $40

        CAISO AS -            14,800            $34.0/MW                  $500
        Regulation\

        CAISO AS -            5,000             $13.80/MW                 $69
        Replacement

        Block Forwards
        -------------------------------------------------------------------------------
        Total                 231,400           ----                      $6,049
        -------------------------------------------------------------------------------

-----------

(17) Day-Of/Hour Ahead data are annualized. The market opened on August 1, 1998. Eight months of volume and value were divided by 8 and multiplied by
      12. Average price was kept the same.

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 19


TABLE 2  CALIFORNIA'S WHOLESALE ELECTRICITY MARKETS: APRIL 1999 - MARCH 2000

Waiting on ISO confirmation of volumes and prices for Real-time and AS

       Market                        Annual Volume     Annual Average       Annual Dollar
                                     (GWh)             Price                Volume
                                                                         ($ million)
       -------------------------------------------------------------------------------
       CalPX Day-Ahead               193,890           $32.43/MWh wgt.         $6,288
                                                       Avg.

       CalPX Day-Of/Hour-Ahead(18)       731           29.26                   $21

       CAISO Real-Time                 2,000           NP  30.46/MWh           60
                                                       SP  29.52/MWh

       CAISO AS - Spin                 7,300           7.03/MWh                51

       CAISO AS - Non-Spin             6,915           4.00/MWh                28

       CAISO AS - Regulation          13,181           20.03/MWh               264

       CAISO AS - Replacement          2,873           6.07/MWh                17

       Block Forwards                  5,940           $41.35/MWh              $245
       -------------------------------------------------------------------------------
       Total                         232,830                                   6,974
       -------------------------------------------------------------------------------

Waiting for Settlement data

         The CalPX received administrative fees totaling $XXXX for the period April 1, 1999 through March 31, 2000.

2.2.5  CalPX Markets in Relation to the Competition Transition Charge

         The Competition Transition Charge (CTC) remains a critical element in the operation of CalPX during the transition period. While CalPX markets have diversified and grown beyond merely functioning as a mechanism for stranded cost recovery, this remains an important function the institution performs through the transparency of its markets. The discussion below is, again, extracted from the first report because it is important to have a clear understanding of the role of CTC recovery and how it works.

         CTC is defined in detail in Section 367 of AB 1890:

                  The commission [California Public Utilities Commission (CPUC)] shall identify and determine those costs and categories of costs for generation-related assets

------------

(18) Day-Of/Hour Ahead data are annualized. The market opened on August 1, 1998. Eight months of volume and value were divided by 8 and multiplied by
      12. Average price was kept the same.


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 20


                  and obligations, consisting of generation facilities, generation-related regulatory assets, nuclear settlements, and power purchase contracts, including, but not limited to, restructuring, renegotiations or terminations thereof approved by the commission, that were being collected in commission-approved rates on December 20, 1995, and that may become uneconomic as a result of a competitive generation market, in that these costs may not be recoverable in market prices in a competitive market, and appropriate costs incurred after December 20, 1995, for capital additions to generating facilities existing as of December 20, 1995, that the commission determines are reasonable and should be recovered, provided that these additions are necessary to maintain the facilities through December 31, 2001.

         Section 367 addresses the stranded costs associated with restructuring. Stranded costs are defined as generation plants approved by the CPUC and built to serve the monopoly franchises held by IOUs prior to restructuring that no longer hold a value at least equal to their costs. AB 1890 accepted the prevailing argument concerning stranded costs that without compensation IOU shareholders would have unfairly shouldered the burden of associated losses when regulatory approvals had been granted and plants built and placed in service for the benefit of customers. The CTC allows for IOU recovery of such stranded costs. AB 1890 allows for CTC to be collected from customers to offset these costs, but only until December 31, 2001, with certain exceptions also detailed in the law.

         The CalPX is central to the collection of the CTC. As part of restructuring, electricity rates were reduced by 10% and frozen at that level until all of the CTC is collected or December 31, 2001, whichever comes first. A CTC charge is shown on customer bills. The CTC charge, however, is not fixed.(19) It fluctuates because it is the difference between the rate cap and the utility's cost of buying power at the CalPX (plus other charges such as transmission and distribution costs). If the CalPX price goes up, the CTC is recovered more slowly because electricity rates to the customer cannot change. If the CalPX price goes down, the CTC is recovered more rapidly. The IOUs are obligated by the CPUC and the FERC to sell and buy all their power through the CalPX for a fixed transition period.(20) Stakeholders have various views on the duration of the transition period. Some argue it ends at December 31, 2001, others that it ends when the CTC is fully collected.

         One IOU, San Diego Gas & Electric (SDG&E) recovered its CTC earlier than expected. Others may as well. One reason for this is that IOU generation plants sold at higher than expected multiples of book value. Consequently, the size of total CTC will be smaller, i.e., the IOUs will be facing smaller losses, or, in some cases, earning profits, on the sale of generating assets. Also, plant divestiture is proceeding at a fast pace. For example,

---------

(19) The CTC calculation method was ordered by the California Public Utilities Commission in D.97-08-056, Order 12.c., p. 65. It is calculated residually by subtracting from the applicable rate all other charges, i.e. distribution, generation, transmission, public purpose charges, and any other surcharges. It is calculated for a specific time frame (e.g. weekly or monthly) on an ex post basis as a rolling average for each time of use period in a customer's billing period. Generation costs are based on an average CalPX price. Averaging is done first on a weekly basis and then a rolling average of usually four weeks is calculated to cover the different monthly billing cycles for different customers. This total amount is divided by the total number of hours for the time-period used to yield an average hourly CTC charge. Details of how the charge is calculated, and the reasoning behind the method chosen, can be found in Section VIII.B.1 of D.97-08-056.

(20) See, e.g., California Public Utilities Commission, D. 95-12-063, December 20, 1995 as modified by D. 96-01-009; 77 FERC p.61, 265.

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 21

         SDG&E, completed the sale of its fossil fuel plants late in 1998 and terminated its rate freeze as of July 1999.

         The significance of the collection of the CTC for the Day-Ahead Market is important. At least during the transition period, the true impact of the Day-Ahead Market on value actually exceeds its aggregate annual value measured in dollar volume. CTC recovery alone makes this so. The initial CPUC rate filings of California's IOUs estimated the total CTC to be approximately $27 billion.(21)

         Further, the CalPX market also influences, through contracts that use CalPX prices as reference points, electricity prices throughout the western United States, a power market of approximately 742 TWhs per year.(22)

2.2.6  CalPX Markets in Relation to the WSCC Power Markets

         In the two years since the opening of the CalPX markets, power trading in the western states has evolved to adapt to the establishment and effective operation of a deep and liquid commodity exchange for electric power.

         Prior to the restructuring in California, the Western Systems Coordinating Council (WSCC) power markets were exclusively bilateral - i.e., transactions took place between buyers and sellers without the involvement of intermediaries, or multi-party transactions were organized through a power-marketing intermediary, but not executed on a formal commodity exchange.

         In the past two years, exchange-based markets have been integrated into the broader western states system in several ways:

         - Northwest and Southwest buyers make use of CalPX markets not only as demand centers offering opportunities for the sale of power, but as a ready supply center during periods of high demand in their own regions. Also these regions, in particular the Northwest, rely on CalPX markets for unexpected supply needs.

         - Power marketers are using CalPX prices as reference or index prices for their bilateral contracts, throughout the West.

         - Traders and brokers are entering CalPX markets performing, de facto, the role of market makers and speculators, especially during periods of high market volatility and uncertainty.

         - Bilateral traders are using all CalPX markets, and associated liquidity, coupled with systematic exploitation of congestion patterns in California (fully risk hedged through various financial instruments) in the development

----------

(21) PG&E (Application 96-08-070) $11.4 billion, SCE (Application 96-08-71) $13.8 billion, SDG&E (Application 96-08-072) $2.0 billion. Total $27.2 billion. The numbers reported most often in the press are $28 billion and $28.5 billion, which were from the original filings. These were reduced slightly where they did not conform to AB1890. As stated in the text, the sales prices of plants could make the actual figure smaller.

(22)  Source is WSCC Summary Information for 1998 at www.wscc.com/ wscc.pub.htm.



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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 22


                  and management of their portfolios. In other words, exchange-based markets have been largely integrated into a broadened trading system in the West.

         While CalPX prices are having an impact throughout the western United States, the Must-Buy/Must-Sell provisions of AB 1890 focused most of the trading activity in California. Creating the CAISO placed an additional institution between out-of-state users of California transmission and California generators and buyers. Nevertheless, California is firmly linked financially, as evidenced by the aforementioned indexing to CalPX prices and the presence of marketers who trade in CalPX markets as well as actively throughout the West.

2.3     Review of Significant Market and Institutional Changes

         Several significant market and institutional changes occurred in the second year of operations. These include:

         -        The growth and rapid maturation of the Block Forwards Market.

         - The revision of RMR contracts and Ancillary Services markets by the CAISO.

         -        The significant increase in congestion.

         -        These changes are discussed below.

2.3.1    The Growth and Rapid Maturation of the Block Forwards Market

                                 [PLACE HOLDER]

2.3.2    RMR Contract Revisions

                                 [PLACE HOLDER]

              Report on Wolak study and MMC study, note differences, etc.

2.3.3    Ancillary Services Redesign

                                 [PLACE HOLDER]

Congestion Effects

                                 [PLACE HOLDER]

2.4      CalPX Markets in Year Two

         This section describes in detail the price patterns and associated characteristics of CalPX markets. The emphasis is on the second year of market operations compared to the first year, and, in some cases, cumulative two-year patterns.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 23

2.4.1    Day-Ahead Market - Operations

2.4.1.1 Overview of Price Trends in the Day-Ahead Unconstrained Market from Year 1 to Year 2 of CalPX Operations

         Prices changed significantly between the first and second year on a nominal basis, reflecting a fairly dramatic upward movement. But almost all of the increase in price is explained by fundamentals. Stripped away, the unexplained variance in prices is small and appears to have contributed nothing to the trends.

         The Day-Ahead unconstrained market averaged $24.44/MWh for the first year of operation covering the period from April 1, 1998 to March 31, 1999. The second year of operation, from April 1, 1999 to March 31, 2000, saw an increase in the average price to $30.90/MWh a 26% increase. The maximum price was higher in the second year of operation by $34/MWh, reaching $225/MWh. However, the standard deviation of the price was lower in the second year by 15%, indicating less volatility in the market.

FIGURE 1 DAY AHEAD UNCONSTRAINED MARKET CLEARING PRICE

                                  [BAR CHART]

         The UMCP is primarily influenced by several external factors including temperature, load forecast, natural gas price, and resource availability. Temperature and resource availability are more likely to influence short-term price spikes for hours or days, while load forecast and natural gas prices have greater influence on trends over months or years.

         A comparison of the monthly average UMCP for the first year and second year of operation is shown in Figure 1. The average price for Year 2 is higher in all months except July and August of 1999. Significant events can be identified during the first two years that generally explain the rise in the average price. For example, in May and June of 1998, the oceanographic phenomenon called "El Nino" resulted in a surplus of hydroelectric generation in California and about 150 hours with a UMCP of $0/MWh. July and August of 1998 were extremely hot with average temperatures seven degrees


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 24


         above normal. The UMCP for October 1999 averaged 78% greater than October of 1998 also because of unseasonably warm temperatures. Compounding the unusually high load in October 1999 were three additional factors: (1) an outage of Diablo 2 nuclear unit for the entire month, (2) an increase on October 1, 1999 of the CAISO price cap to $750 from $250, and (3) frequent and severe congestion on Path 15. From January through March of 2000, the average UMCP prices were about 50% higher than the same months the year before. This higher UMCP for the first three months of 2000 corresponds to proportionally higher prices of natural gas. In addition, there was significantly less hydroelectric power availability in January and February 2000.

         The external factors that influenced prices in the Day-Ahead unconstrained market will be described in more detail below.


FIGURE 2 PRICE DURATION CURVE

                                  [LINE CHART]

         The price duration curve shown in Figure 2 indicates that for approximately 95% of the time, the Year 2 prices were higher than the Year 1 prices by about $6/MWh. However, Year 1 appears to be more volatile as seen by the greater number of high priced hours. Prices were greater than $100/MWh in Year 1 for approximately 97 hours compared to only 60 in Year 2. At the highest price range, prices were above $150/MWh for only 42 hours in Year 1 but only 20 in Year 2. This corresponds to the higher standard deviation for Year 1 as seen in Figure 1

         TEMPERATURE

         Temperature spikes account for most of the price spikes in the Day-Ahead unconstrained market. The number of other external factors experienced at the same time has a compounding effect and greatly influences the magnitude of the price spike. As temperatures approach the 100 degree mark, the Day-Ahead market inevitably reaches

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 25

         high price levels. The longer the heat wave, the higher the price spike. In general, however, temperature spikes and price spikes do not last more than a few days.

         Figure 3 shows Year 1 of operations. The summer of 1998 experienced four heat waves where daily maximum prices exceeded $150/MWh.


FIGURE 3 YEAR 1 DAILY UMCP RANGE VS. TEMPERATURE

                                  [LINE CHART]

         Severe cold weather can also create a price spike in the Day-Ahead unconstrained market. The West Coast was overwhelmed by a cold front for the five days before Christmas of 1998. Heating load was high in California. Compounding the impact of the cold weather was an outage of the Diablo nuclear unit. Also contributing to the high UMCP prices was the high price of natural gas, prices peaked at about $7/MMBtu, due to high demand in Northern California and the Pacific Northwest.

         Figure 4 shows the relationship between UMCP and temperatures for Year 2 in which six episodes of price spikes above $100/MWh occurred. The three summer spikes occurred at the beginning and end of the summer. Three of the spikes occurred in October 1999. Although more frequent episodes occurred in Year 2, the spikes were of shorter duration and generally less severe.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 26


FIGURE 4 YEAR 2 DAILY UMCP RANGE VS. TEMPERATURE

                                  [LINE CHART]

         FORECAST LOAD

         Figure 5 shows that the CAISO load forecast for Year 1 was consistently lower than the load forecast for Year 2. The exception to this observation is for the months of July and August 1998 when California experienced an exceptionally hot summer. Year 2 forecast load was an average of 3.7% higher than Year 1 forecast load, reflecting the general economic growth in California.


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
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FIGURE 5 CAISO FORECAST LOAD - HOURLY AVERAGE BY MONTH (MWH)

                                  [BAR CHART]

         NATURAL GAS PRICE

         Conventional natural gas fired generating units total over 18,000 MWs in the state of California. PG&E Citygate prices are used to represent the price of gas for approximately 6,200 MWs located in NP15 and ZP26. SoCal Gas Citygate index prices are used to represent the 11,800 MWs located in SP15. Figure 6 shows the monthly average gas prices at the Citygate of the Southern California Gas Company and Pacific Gas and Electric as reported by the industry publication, Gas Daily. These figures display the increase in the gas price from Year 1 to Year 2. The increase is as great as 50% from March 1999 to March 2000. The increase in gas price is reportedly due to a decrease in natural gas production as a result of lower prices in the first year and an inability to quickly ramp up to meet high demand levels this year. The high gas prices in the year 2000 do not appear to be the result of natural gas storage inventory levels because the western region is in a relatively healthy storage position.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 28



FIGURE 6  NATURAL GAS PRICES ($/MMBTU)

                                  [SoCalGAS BAR CHART]         [PG&E BAR CHART]

         RESOURCE AVAILABILITY

         The availability of certain types of resources can have a significant impact on market clearing prices. About 6,000 MWs of nuclear and coal units are scheduled through CalPX. In addition, Qualifying Resources
         (QF), which are FERC-designated alternate or renewable resources, also supply a considerable amount of energy. These base load resources represent more than half of total supply to the CalPX Day-Ahead energy market. Most of the energy from these units are must-run and therefore bid as a price taker. An outage of these units would require that the energy be replaced with higher cost gas or imports. Figure 7 shows the average mix of resources by category and by month based on Final Schedules (after congestion management).


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 29


FIGURE 7 - RESOURCE MIX BY TYPE - HOURLY AVERAGE BY MONTH (MW)

                                  [BAR CHART]


         Several periods of either planned or forced outages of nuclear resources had a significant impact on market clearing prices. These periods include one week in December 1998 when California and the Pacific Northwest experienced a cold front and prices soared to $164.63/MWh. Also, an outage of Diablo 2 (1,090 MW) in October 1999, combined with unseasonably warm weather, caused several spikes above $100/MWh and a monthly average of $47/MWh.

         The availability of hydroelectric resources also has a significant impact on market clearing prices. From Year 1 to Year 2, energy scheduled from hydro resources decreased 23%. The effect of El Nino contributed to the abundance of hydro energy in the May through June 1998 period, resulting in nearly 150 hours of a $0/MWh market-clearing price. The impact of El Nino continued through mid-summer somewhat mitigating the effect of the hot summer of 1998. Hydro resources again had a significant impact on prices in the beginning of 2000. The drought experienced in January and February of Year 2 contributed to average prices for these months nearly 50% higher than in Year 1. The reduction of hydro resources results in greater reliance on higher cost gas and import resources. Together, these two resources increased by 34% from Year 1 to Year 2.

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 30

         In summary, the price trends from Year 1 to Year 2 in the CalPX Unconstrained Day-Ahead market appear to be highly influenced by external factors such as temperature spikes, increased demand, higher gas prices, and resource availability. Often, the price spikes are magnified when combinations of these factors occur simultaneously along with market conditions such as transmission constraints and market design or structural changes. As will be described later, Compliance statistical model has determined that these fundamental external factors explain approximately 88% of the price trends in this market.

2.4.1.2  Day-Ahead Unconstrained Price and Quantity

         Figure 8 shows the hourly average Day-Ahead Unconstrained Price and Quantity for the two years of the market beginning from the launch of the market on April 1, 1998 to March 31, 2000.


FIGURE 8  DAY-AHEAD HOURLY AVERAGE MCP AND MCQ

                                  [BAR CHART]


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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 31


         The largest increase in average price occurred in the off-peak hours which include the hours from 11:00 p.m. - 6:00 a.m. Monday through Saturday, all day Sunday, and holidays. From Year 1 to Year 2, off-peak prices increased an average of 39% compared to the 26% increase in all hours.

         Figure 9 and Table 3 show the increase in the off-peak prices was the largest during the May through June period when 1999 prices were nearly triple the 1998 off-peak prices. Off-peak price began a consistent trend of higher prices starting in October 1999, which coincided with the increase in natural gas prices and an outage of Diablo 2.


FIGURE 9  MONTHLY AVERAGE, ON-PEAK, AND OFF-PEAK PRICES ($/MWH)

                                  [BAR CHART]

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 32


TABLE 3  WEIGHTED AVERAGE MONTHLY PRICES ($/MWH)

                          Year 1                     Year 2             % Change from Year 1
                                Wgt Avg.                     Wgt Avg.             Wgt Avg.
ALL HOURS            UMCP         UMCP             UMCP        UMCP      UMCP       UMCP
-----------------------------------------------------------------------------------------
April            $   22.60     $   23.32     $   24.01     $   24.67       6%          6%
May              $   11.65     $   12.50     $   23.61     $   24.74     103%         98%
June             $   12.09     $   13.25     $   23.52     $   25.76      95%         94%
July             $   32.42     $   35.58     $   28.92     $   31.52     -11%        -11%
August           $   39.53     $   43.42     $   32.31     $   34.71     -18%        -20%
September        $   34.01     $   36.96     $   33.91     $   35.16       0%         -5%
October          $   26.65     $   27.28     $   47.64     $   49.00      79%         80%
November         $   25.74     $   26.45     $   36.91     $   38.29      43%         45%
December         $   29.13     $   29.98     $   29.66     $   30.16       2%          1%
January          $   20.96     $   21.65     $   31.18     $   31.78      49%         47%
February         $   19.03     $   19.59     $   30.04     $   30.40      58%         55%
March            $   18.83     $   19.31     $   28.80     $   29.27      53%         52%

Total            $   24.44     $   26.63     $   30.90     $   32.43      26%         22%


                        Year 1                        Year 2          % Change from Year 1
                                Wgt Avg.                     Wgt Avg.             Wgt Avg.
ON-PEAK           UMCP           UMCP          UMCP           UMCP      UMCP       UMCP
------------------------------------------------------------------------------------------
April            $   26.16     $   26.36     $   27.63     $   27.77      6%          5%
May              $   16.72     $   17.03     $   29.50     $   29.87     76%         75%
June             $   16.63     $   17.31     $   30.53     $   31.95     84%         85%
July             $   42.47     $   44.35     $   36.86     $   38.29    -13%        -14%
August           $   50.55     $   53.74     $   38.94     $   40.29    -23%        -25%
September        $   41.44     $   44.44     $   38.40     $   39.02     -7%        -12%
October          $   29.92     $   30.12     $   53.47     $   54.23     79%         80%
November         $   29.59     $   29.86     $   41.39     $   41.87     40%         40%
December         $   31.74     $   32.39     $   32.14     $   32.39      1%          0%
January          $   24.33     $   24.57     $   34.33     $   34.53     41%         41%
February         $   22.07     $   22.22     $   32.11     $   32.16     45%         45%
March            $   21.54     $   21.64     $   31.58     $   31.63     47%         46%

Total            $   29.49     $   31.51     $   35.58     $   36.59     21%         16%


                         Year 1           Year 2                         % Change from Year 1
                               Wgt Avg.                     Wgt Avg.                Wgt Avg.
OFF-PEAK          UMCP           UMCP             UMCP        UMCP        UMCP       UMCP
---------------------------------------------------------------------------------------------
April            $   17.73     $   18.14     $   19.07     $   19.42       8%          7%
May              $    5.75     $    5.98     $   16.77     $   17.20     192%        188%
June             $    5.89     $    6.40     $   13.94     $   14.91     137%        133%
July             $   20.73     $   22.07     $   19.70     $   20.62      -5%         -7%
August           $   25.54     $   26.46     $   23.90     $   24.93      -6%         -6%
September        $   24.72     $   25.21     $   27.78     $   28.32      12%         12%
October          $   22.12     $   22.47     $   40.24     $   40.94      82%         82%
November         $   21.35     $   21.71     $   31.31     $   32.70      47%         51%
December         $   24.81     $   25.24     $   26.78     $   27.18       8%          8%
January          $   17.36     $   17.85     $   27.50     $   27.85      58%         56%
February         $   15.35     $   15.68     $   27.24     $   27.46      77%         75%
March            $   15.07     $   15.37     $   24.95     $   25.29      66%         65%

Total            $   17.99     $   18.89     $   24.95     $   25.78      39%         36%

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 33




         While CAISO load forecast increased by an average of 3.6% from the first year to the second year, the average Day-Ahead MCQ increased by only 2.3%. This indicates that the difference in demand was satisfied in the Day-Of Market or the Real-Time Market. Alternately, the increased CAISO load forecast is a result of non-IOU demand supplied outside the CalPX Day-Ahead auction. In any case, the ISO Load Forecast and the CalPX Day-Ahead MCQ are highly correlated with a correlation value of 0.94.

         As shown in Table 4, the Hourly MCQ increased by an average of only 500 MW from Year 1 to Year 2. The annual peak demand of 34,811 MW for Year 2 was actually lower by 1,568 MWs from Year 1 due to the mild summer of 1999. The largest difference between Year 1 and Year 2 occurred in October and November when the volume increased by 8% and 10%, respectively in Year 2.


TABLE 4  DAY-AHEAD MARKET CLEARING QUANTITY

HOURLY AVERAGE MCQ BY MONTH (AVG MW)

Month                            Year 1       Year 2
----------------------------------------------------
April                            19,913       19,778
May                              19,050       19,924
June                             21,398       21,934
July                             25,393       25,459
August                           25,900       25,823
September                        23,792       23,768
October                          21,170       22,848
November                         20,792       22,850
December                         21,460       21,721
January                          20,309       21,125
February                         19,533       19,725
March                            20,027       19,812

Average of DAY AHEAD MCQ         21,579       22,077
Max of DAY AHEAD MCQ             36,376       34,811
Min of DAY AHEAD MCQ             14,542       13,879
StdDev of DAY AHEAD MCQ           3,830        3,887


PEAK DEMAND BY MONTH (MW)

Month               Year 1          Year 2
------------------------------------------
April               24,847          24,175
May                 23,008          25,988
June                28,499          31,600
July                35,774          34,459
August              36,376          34,811
September           33,584          30,550
October             25,625          29,276
November            26,014          27,781
December            26,332          27,151
January             25,611          26,786
February            24,309          24,532
March               24,390          24,383

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 34


              As seen in Figure 10, the hourly MCQ falls between 16,000 MWh to 24,000 MWh for 75% of the hours.


FIGURE 10  MCQ DISTRIBUTION

                                  [BAR CHART]

2.4.1.3  Post Close Quantity Match

         The PCQM, or Post Close Quantity Match, was created to give Participants a chance to round the quantity of their positions scheduled in the CalPX markets after the initial market auction. In this way, the CalPX Post Close period matches other commodity exchanges such as the New York Mercantile Exchange and the Chicago Board of Trade. In each of these exchanges (including CalPX), the Post Close gives traders a chance to fill any bids unfilled at the close of the market.

         The PX differs, however, from other commodity exchanges in several ways, making it necessary to customize this tool specifically to the needs of market Participants. One unique difference is the inelasticity of the buyer. Retail buyers do not receive price signals from the market in time to make informed buying decisions. Sellers are able to make timely and informed decisions based upon the wholesale market price relative to the cost to produce. Until a market exists where demand is more price-responsive, special measures are taken to ensure that sellers do not take unfair advantage of buyers

         Because the two sides of the California Electricity Market cannot be equally price responsive, the PCQM has certain limitations to prevent gaming opportunities. The most significant limitation is a bandwidth, which dictates the quantity that each Participant is allowed to bid into the PCQM for each hour. The schedule for bandwidth changes in the

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 35


         Day-Ahead and Day-Of Markets is shown in Table 5. For an example of the bandwidth calculation, see Appendix A.


TABLE 5  PCQM TIME-LINE FOR BANDWIDTH CHANGES

                                     BANDWIDTH PERCENTAGE
                            DAY-AHEAD               DAY-OF
Period                    Peak    Off-Peak       Peak    Off-Peak
Start - 11/8/99           10%     15%            10%     15%
11/9/99 - 2/12/00         10%     15%            15%     20%
2/13/00 - 6/25/00         15%     20%            20%     20%
6/26/00 - Forward         50%     50%            50%     50%



         As a precautionary measure, the PCQM was first implemented in the Day-Of Market because its volume is a fraction of the Day-Ahead Market. This occurred on July 27, 1999. When this experiment proceeded satisfactorily, the PCQM was extended to the Day-Ahead Market on September 2, 1999.

         Following an evaluation in January 2000 of the performance of the experimental PCQM, the CalPX decided to continue the PCQM on a permanent basis. The analysis performed in the January evaluation indicated that the PCQM program provided benefits to market participants and improved market efficiency.

         The opportunity for sellers to withhold supply and exert market power did not seem to have increased with the implementation of the PCQM. When PCQM first came about, there was some speculation that suppliers might be motivated to reduce the supply bid into the Day-Ahead auction, knowing that they had another chance to sell with PCQM. When suppliers withhold generation from the market, the result is typically an inflated UMCP. One analysis, which searches for evidence that suppliers were successfully using the PCQM to manipulate the UMCP, involves comparing quantities matched in the PCQM at various MCP price levels. If quantity were only matched in PCQM when the MCP was relatively high, this would be considered evidence that suppliers were able to manipulate the MCP in order to sell more at that price in PCQM. Figure 11 shows a scatter graph with this comparison.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 36

Figure 11

                                [SCATTER CHART]

                    Day-Ahead PCQM Matched Quantity vs. UMCP


         Figure 11 shows that quantities are most often matched in the PCQM when the MCP is in the $20 to $45 range, not when prices are high. This supports the theory that for both supply and demand participants to submit PCQM bids, they both must have been satisfied with the level of the UMCP. For example, when the price was above $100, the graph shows that hardly any quantity was matched. Similarly, little quantity was matched when the MCP was low.

         The PCQM market structure encouraged sellers to submit more elastic (flatter) supply curves. The more horizontal a Participant's bid curve, the greater the quantity available to that Participant in the PCQM market. Since the creation of the PCQM, buyers submitted more elastic bids, an indicator of improved market efficiency.

         Figure 12 shows the PCQM in the Day-Ahead Market gradually increasing, while Figure 13 displays the most active PCQM hours.



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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 37


Figure 12 Day-Ahead Average Daily PCQM Adjustment by Month

                                  [BAR CHART]

Figure 13 Average Day-Ahead PCQM Adjustments for Hour Ending 1-24 (September, 1999 - March 31, 2000)

                                  [BAR CHART]

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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 38


2.4.1.4  Zero-Price Supply Bids versus Market Clearing Quantity

         Two major categories of resources are bid into the CalPX at zero prices: Regulatory Must-Take Generation and Regulatory Must-Run Generation.

         Regulatory Must-Take generation units are resources identified by the CPUC and not subject to competition. These resources include qualifying facilities, nuclear plants, and pre-existing power-purchase contracts with minimum energy-take requirements. Regulatory Must-Run Generation units are hydro resources required by Federal and California laws to maintain flow to support fish releases, water quality, irrigation and water supply. In addition, other resources that may be bid at zero price include imports, inter-schedule coordinator trades, and units that must be online for operational or contractual reasons or those units that are strategically on-line to serve the CAISO markets.

         The CPUC requires that facilities with `take-or-pay' commitments prior to restructuring must run and their output must be taken. The generation output is bid at zero. Hence, the output of these facilities is taken first, no matter what the Market Clearing Price.

         Zero-priced bids comprise a significant part of supply to the CalPX Day-Ahead Market. Table 6 shows the average Market Clearing Quantity and average zero-price supply bids for each month of the year from April 1998 to March 2000. On average since the beginning of the market, zero bids have comprised 79% of the MCQ. The California IOUs have supplied 88% of the zero bids. The remaining zero bids came from Participants who have chosen to bid as a price taker due to operational constraints or strategic considerations.


TABLE 6 AVERAGE ZERO PRICE BID AND HOURLY UNCONSTRAINED MCQ ($/MWH)

                         Hourly Zero-     Hourly MCQ        Zero Price Bids   IOU Zero-        Percent of
                         Price  Bids       Average            as percent of   Bids Price        Zero Bids
Year     Month           (MWh)               (MWh)                MCQ            (MWh)           by IOUs
----------------------------------------------------------------------------------------------------------
1998     Apr             16,760              19,886            84%             16,046               96%
         May             17,188              19,050            90%             16,353               95%
         Jun             19,556              21,398            91%             18,823               96%
         Jul             19,768              25,393            78%             18,702               95%
         Aug             19,324              25,900            75%             17,939               93%
         Sep             18,247              23,792            77%             17,076               94%
         Oct             17,416              21,170            82%             16,055               92%
         Nov             17,233              20,792            83%             16,061               93%
         Dec             16,711              21,460            78%             15,641               94%
1999     Jan             15,597              20,309            77%             14,112               90%
         Feb             14,980              19,533            77%             13,726               92%
         Mar             15,779              20,027            79%             14,763               94%
         April           14,757              19,751            75%             13,777               93%
         May             15,814              19,924            79%             14,552               92%
         June            17,738              21,934            81%             16,184               91%
         July            20,332              25,459            80%             15,774               78%
         August          20,121              25,823            78%             15,375               76%
         September       18,242              23,768            77%             14,184               78%
         October         15,321              22,848            67%             12,237               80%
         November        17,759              22,850            78%             13,124               74%
         December        16,529              21,721            76%             13,287               80%
2000     January         15,344              21,125            73%             12,607               82%
         February        15,355              19,725            78%             12,900               84%
         March           15,805              19,812            80%             13,855               88%
----------------------------------------------------------------------------------------------------------
         Average         17,153              21,810            79%             15,131               88%

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 39

         Short-term changes in the amount of zero-price bids are mostly caused by plant outages, contractual restrictions, and changes in energy output from non-dispatchable resources, like solar and hydro.

         Figure 14 shows the zero supply bids during the on-peak and off-peak periods as a percentage of the MCQ. For most of the months, the off-peak share of zero bids is considerable larger than the on-peak. This is because most zero bid resources are baseload resources of nuclear, coal, cogeneration, and geothermal. Because these resource operate at nearly the same quantity for all hours of the day, they are a larger share of the off-peak period when loads are less.


 FIGURE 14 ZERO PRICED BIDS ON-PEAK AND OFF-PEAK

                                  [BAR CHART]

         Table 7 shows the yearly average zero-price supply-bid profile for the peak and off peak hours for the first and second years of CalPX's operation and the percent change between the two. While there was a slight decrease of zero bids for the off-peak period from Year 1 to Year 2, the on-peak zero bid supply was unchanged.


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                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 40


TABLE 7  ZERO PRICED BIDS

                                              YEAR 2                 YEAR 1                  % CHANGE
                                       -------------------    --------------------    -------------------
                                        Peak      Off Peak     Peak       Off Peak     Peak      Off Peak
---------------------------------------------------------------------------------------------------------
MARKET
% of Supply Bidding at Zero               78%       79%          76%        84%         2%          -6%
Quantity of Supply Bid at Zero          18,479    15,023       18,535     16,113        0%          -7%
Quantity of Non-Zero Bids                5,139     4,012        5,746      3,125      -11%          28%
Total Hourly MCQ                        23,618    19,035       24,281     19,238       -3%          -1%
---------------------------------------------------------------------------------------------------------
IOU'S
Supply Bid at Zero by IOUs              14,632    13,175       16,973     15,424      -14%         -15%
% of Zero Bid by IOUs                     79%       88%          92%        96%       -14%          -8%


         In June 1999, the Block Forwards Market (BFM) was implemented. To ensure delivery of BFM contracts, Participants must bid them into the PX Market at price-taker levels. In other words, suppliers who held contracts were obligated to deliver them into one of the PX markets at a price of zero. Similarly, buyers who had an obligation to deliver would bid their purchases into the PX at the PX cap price, or $2,500/MWh. Initially, concern existed that this would cause an increase in the number of zero bids in the CalPX market and had the potential to distort the MCP. A study conducted by Compliance determined that price-taker bids decreased concurrent with the implementation of BFM delivery. Had they increased, the MCP would not have been distorted anyway. Zero and cap-priced bids act like market orders on other exchanges. Market orders do not distort price; on the contrary, they are evidence that the market is at equilibrium. A market order reflects the confidence in the buyer or seller that the price set by the market is fair.

2.4.1.5  Market Share of Participants

         As stated earlier, AB1890 required the three large investor owned utilities (IOUs), San Diego Gas and Electric, Southern California Edison, and Pacific Gas and Electric, to buy and sell their power through the CalPX. These three IOUs comprised more than 90% of the market share during the CalPX's first months of operation.

         Between the first and second years of operation, the IOUs divested generation units totaling 17,863 MWh. A summary of the capacity divested is shown in Table 8. For details of the divestiture, Participants and capacity, see Appendix B.


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 41


TABLE 8 DIVESTITURE OF GENERATION

                        Divested Capacity (MW)
April-98                4,106
May-98                  3,956
June-98                 2,645
July-98                 1,500
               Year 1                     12,207
April-99                3,065
May-99                  2,591
               Year 2                      5,656
================================================
Total                                     17,863


         Table 9 compares the percentage of market share by Participant Category for supply and demand. California IOUs decreased supply market share by 16% largely because of divestiture of gas resources. The New Generation Owners (NGOs) and Power Marketers increased market share from 7% to 18%. Imports from the Southwest and Northwest also increased market share from 5% to 7% of volume. On the demand side, the California IOUs decreased their demand market share by 4 percentage points with little change by other Participants.


TABLE 9 MARKET SHARE BY PARTICIPANT CATEGORY

ANNUAL VOLUME:                 SUPPLY           SUPPLY         DEMAND          DEMAND
Category                        (MWh)          % of Total       (MWh)         % of Total
----------------------------------------------------------------------------------------
    1st Year Data
        CA IOU                161,742,428         86%        170,307,564         90%
         NGO                    8,042,176          4%          1,000,194          1%
       Pwr Mkt                  4,985,464          3%            206,001          0%
   CA Munit/Public              4,953,857          3%          5,714,302          3%
    NW IOU/Public               3,024,551          2%          2,048,220          1%
    SW ISO/Public               2,619,384          1%          9,063,033          5%
      CA IOUs SC                1,846,160          1%            672,809          0%
       NUG/IPP                  1,798,105          1%

Total Day-Ahead Market        189,012,123        100%        189,012,123        100%
-------------------------------------------------------------------------------------
    2nd Year Data
        CA IOU                135,564,129         70%        166,415,464         86%
         NGO                   16,970,918          9%          3,321,928          2%
       Pwr Mkt                 17,025,143          9%          9,060,604          5%
    CA Muni/Public              9,852,570          5%            594,230          0%
    NW IOU/Public               9,753,367          5%            102,976          0%
    SW ISO/Public               3,218,424          2%          3,744,042          2%
      CA IOUs SC                1,823,041          1%         10,968,347          6%

Total Day-Ahead Market        194,207,592        100%        194,207,592        100%

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE  42



         Table 10 shows the change in market share of the three IOUs over the past two years on a month-by-month basis. Table 10 and Table 11 show the IOU percentage of supply dropping in the second year because of divestiture of generation.


TABLE 10 MARKET SHARE OF CALIFORNIA IOUS


                          Demand                                     Supply
                    -------------------------------             -----------------------------
                                  California IOUs                            California IOUs
                                  Percent in CalPX                           Percent in CalPX
Month               Others        Day-Ahead Market               Others      Day-Ahead Market
---------------------------------------------------------------------------------------------
Apr-98               4%           96%                            10%         90%
May-98               5%           95%                            10%         90%
Jun-98               6%           94%                             7%         93%
Jul-98               8%           92%                            16%         84%
Aug-98              10%           90%                            18%         82%
Sep-98              11%           89%                            15%         85%
Oct-98              15%           85%                            13%         87%
Nov-98              14%           86%                            12%         88%
Dec-98              13%           87%                            15%         85%
Jan-99              10%           90%                            20%         80%
Feb-99               9%           91%                            19%         81%
Mar-99              12%           88%                            15%         85%
Apr-99              12%           89%                            19%         81%
May-99              11%           89%                            22%         78%
Jun-99              12%           88%                            21%         79%
Jul-99              16%           84%                            33%         67%
Aug-99              17%           83%                            34%         66%
Sep-99              15%           85%                            34%         66%
Oct-99              14%           86%                            39%         61%
Nov-99              19%           81%                            37%         63%
Dec-99              15%           85%                            33%         67%
Jan-00              15%           85%                            35%         65%
Feb-00              14%           86%                            29%         71%
Mar-00              16%           84%                            22%         78%

         Table 10 shows the market share of the New Generation Owners. Most of the sale of IOU generation units was completed by May 1999. After this, the NGO market share began to increase. Table 11 shows NGO activity at its peak in October 1999 when a heat wave in the Los Angeles area and an outage of a nuclear unit made it especially lucrative for gas-fired plant owners to run their units at higher capacities.


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 43

TABLE 11 MARKET SHARE OF NEW GENERATION OWNERS

Month                              Volume Sold by NGOs    CalPX Volume         NGOs Volume as %
                                       (MWh)                 (MWh)             of CalPX Volume
-----------------------------------------------------------------------------------------------
Apr-98                                 224,412             14,240,731               1.6%
May-98                                 220,490             14,065,420               1.6%
Jun-98                                 176,138             15,344,588               1.1%
Jul-98                               1,432,546             18,705,678               7.7%
Aug-98                               1,732,766             19,019,632               9.1%
Sep-98                               1,017,868             16,878,088               6.0%
Oct-98                                 815,475             15,597,053               5.2%
Nov-98                                 475,241             14,858,725               3.2%
Dec-98                                 597,443             15,917,174               3.8%
Jan-99                                 597,015             15,036,200               4.0%
Feb-99                                 393,315             13,114,525               3.0%
Mar-99                                 343,563             14,827,843               2.3%
Apr-99                                 495,548             14,220,390               3.5%
May-99                                 909,711             14,823,629               6.1%
Jun-99                               1,220,099             15,792,596               7.7%
Jul-99                               1,291,272             18,941,466               6.8%
Aug-99                               1,174,795             19,212,069               6.1%
Sep-99                               1,264,279             17,122,621               7.4%
Oct-99                               2,599,882             17,029,047              15.3%
Nov-99                               2,290,226             16,473,517              13.9%
Dec-99                               1,439,141             16,201,026               8.9%
Jan-00                               1,653,143             15,770,496              10.5%
Feb-00                               1,374,593             13,818,109               9.9%
Mar-00                               1,258,231             14,810,070               8.5%
----------------------------------------------------------------------------------------
   1st Year Total                    8,026,272            187,605,657               4.3%
1st Year Monthly Average               668,856             15,633,805               4.3%
----------------------------------------------------------------------------------------
     2nd Year Total                 16,970,920            194,215,036               8.7%
2nd Year Monthly Average             1,414,243             16,184,586               8.7%
----------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 44

2.4.1.6  Supply Resource Mix

         Figure 15 shows the composition of the total CalPX Day-Ahead supply market by resource type. The amount of hydro available to supply the market during 1998 was higher than the rest of the period primarily because El Nino left reservoir levels high in California. As a result, hydro units contributed a large portion of supply. In the first two months of winter of 2000, however, the amount of hydro generation dropped because of an unusual dry spell.


FIGURE 15  RESOURCE MIX BY RESOURCE TYPE

                                  [BAR CHART]

         Figure 16 shows the composition of the total CalPX Day-Ahead supply market by Participant type. The IOUs have, by far, the largest market segment. In June 1999, the NGO segment of the market started to grow as did the Power Marketer segment. Much of this Power Marketer segment is probably NGO volume, which has been sold through transactions in the bilateral markets. The Power Marketers and NGOs combined with the rest of the voluntary market segment(23) has been steadily growing over the past two years.

---------

(23)  Voluntary means all Non-Must-Run resources.

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 45


Figure 16 Resource Mix by Participant Type

                                  [BAR CHART]

         Figure 17 shows a break down of the voluntary market segment by resource type. Imports remained fairly consistent over the period covered. The SC Transfer In portion of the voluntary segment increases dramatically starting in July 1999. This could be evidence of an increase in bilateral market activity.


FIGURE 17 NON-MUST RUN RESOURCE MIX BY RESOURCE TYPE

                                  [BAR CHART]

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 46



         Figure 18 breaks down the voluntary market segment by Participant type. The increase in Power Marketer activity in July 1999 parallels the growth in SC Transfer In activity seen above in Figure 16. This is because they are often the same. Power Marketers will make bilateral transactions with other SCs and then pass their supply through the CalPX market for pricing and scheduling. Some IOU activity is included in this Figure. The Non-must take resources still scheduled by the IOUs include hydro and import energy under pre-existing contracts.

Figure 18 Non-Must Run by Participant Type

                                  [BAR CHART]

2.4.1.7  Congestion

         HOURS OF CONGESTION ON MAJOR TRANSMISSION LINES

         Table 12 shows the frequency of congestion on major transmission lines and the average monthly usage charge for hours when congestion occurred. There was little congestion for the first four months of the market. Congestion on Path 15 in the first year of operation was most frequent during the late summer through fall period with the October 1998 being the most congested month. Congestion was most frequent on the California-Oregon intertie (COI or NW1) during the winter months when energy is exported from California into the Pacific Northwest region. The second year of operation saw increased frequency of congestion and larger average usage charges.

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                     PAGE 47


Table 12 Congestion Hours and Usage Charge on Major Transmission Paths

                                              YEAR 1 (APRIL 1998 - MARCH 1999)               YEAR 2 (APRIL 1999 - MARCH 2000)
                                          -------------------------------------------- -------------------------------------------
MONTH                                     AZ2     AZ3     NP15   NW1      NW3     ZP26 AZ2    AZ3    NP16    NW1     NW3    ZP26
                                          El      Palo    Path                    Path El     Palo   Path                   Path
                                          Dorado  Verde   15     COI      NOB     26   Dorado Verde  15      COI     NOB    26
                                          ------------------------------ ------------- -------------------------------------------
APRIL     Number of Congestion Hours      0       0       0       1       3       N/A  162    12     12      200     82      N/A
          Ave Transmission Charge ($/MWh) $0.00   $0.00   $0.00   $4.14   $250.00 N/A  $8.36  $24.58 $4.60   $4.42   $2.65   N/A
          Max Transmission Charge ($/MWh) $0.00   $0.00   $0.00   $4.14   $250.00 N/A  $22.63 $27.29 $10.80  $30.78  $30.00  N/A

MAY       Number of Congestion Hours      0       0       0       83      24      N/A  57     33     4       44      42      N/A
          Ave Transmission Charge ($/MWh) $0.00   $0.00   $0.00   $11.03  $5.89   N/A  $5.08  $4.92  $1.59   $1.49   $28.52  N/A
          Max Transmission Charge ($/MWh) $0.00   $0.00   $0.00   $50.00  $11.65  N/A  $14.50 $30.00 $7.72   $6.00   $69.72  N/A

JUNE      Number of Congestion Hours      0       0       0       0       0       N/A  94     0      33      108     58      N/A
          Ave Transmission Charge ($/MWh) $0.00   $0.00   $0.00   $0.00   $0.00   N/A  $9.46  $0.00  $5.33   $9.69   $3.71   N/A
          Max Transmission Charge ($/MWh) $0.00   $0.00   $0.00   $0.00   $0.00   N/A  $30.00 $0.00  $17.81  $38.91  $11.75  N/A

JULY      Number of Congestion Hours      7       0       28      0       0       N/A  56     41     200     378     148     N/A
          Ave Transmission Charge ($/MWh) $15.60  $0.00   $22.78  $0.00   $0.00   N/A  $4.61  $3.88  $9.20   $11.44  $13.25  N/A
          Max Transmission Charge ($/MWh) $19.72  $0.00   $76.25  $0.00   $0.00   N/A  $17.51 $18.01 $58.86  $58.47  $250.00 N/A

AUGUST    Number of Congestion Hours      0       100     165     43      11      N/A  122    5      210     398     216     N/A
          Ave Transmission Charge ($/MWh) $0.00   $3.77   $10.58  $2.71   $30.30  N/A  $6.19  $9.87  $7.51   $16.64  $2.98   N/A
          Max Transmission Charge ($/MWh) $0.00   $17.71  $80.27  $15.10  $80.86  N/A  $57.99 $30.00 $76.10  $220.74 $29.12  N/A

SEPTEMBER Number of Congestion Hours      104     73      157     99       55     N/A  203    127    416     334     40      N/A
          Ave Transmission Charge ($/MWh) $4.86   $1.88   $9.22   $3.87   $13.95  N/A  $8.40  $10.19 $16.78  $11.28  $4.31   N/A
          Max Transmission Charge ($/MWh) $20.52  $5.99   $136.74 $28.34  $27.16  N/A  $48.51 $66.99 $104.24 $186.88 $18.34  N/A

OCTOBER   Number of Congestion Hours      38      72      311     49      108     N/A  71     50     549     142     74      N/A
          Ave Transmission Charge ($/MWh) $4.12   $11.20  $9.17   $1.12   $14.88  N/A  $12.56 $10.57 $21.58  $37.33  $165.77 N/A
          Max Transmission Charge ($/MWh) $50.00  $42.08  $30.29  $7.59   $90.21  N/A  $44.80 $33.00 $696.07 $678.00 $714.73 N/A

NOVEMBER  Number of Congestion Hours      27      53      261     32      0       N/A  32     119    455     399     12      N/A
          Ave Transmission Charge ($/MWh) $6.85   $10.35  $11.93  $11.84  $0.00   N/A  $14.91 $12.05 $13.07  $5.74   $0.03   N/A
          Max Transmission Charge ($/MWh) $24.72  $34.10  $30.15  $18.47  $0.00   N/A  $95.74 $60.29 $68.21  $35.51  $0.08   N/A

DECEMBER  Number of Congestion Hours      43      48      216     111     0       N/A  95     232    312     376     29      N/A
          Ave Transmission Charge ($/MWh) $4.12   $7.02   $13.30  $1.88   $0.00   N/A  $6.89  $5.66  $3.60   $2.54   $0.03   N/A
          Max Transmission Charge ($/MWh) $40.20  $45.21  $236.99 $6.48   $0.00   N/A  $26.33 $40.00 $20.22  $28.13  $0.06   N/A

JANUARY   Number of Congestion Hours      67      33      136     409     178     N/A  179    221    301     316     15      N/A
          Ave Transmission Charge ($/MWh) $2.06   $2.42   $3.90   $4.41   $1.26   N/A  $3.13  $5.81  $3.29   $2.61   $21.18  N/A
          Max Transmission Charge ($/MWh) $6.58   $5.99   $11.78  $28.79  $7.82   N/A  $15.00 $28.00 $58.50  $50.80  $45.01  N/A

FEBRUARY  Number of Congestion Hours      101     121     14      189     108     N/A  226    234    44      211     170    123
          Ave Transmission Charge ($/MWh) $1.99   $5.26   $0.50   $2.00   $0.55   N/A  $5.99  $8.36  $2.27   $2.70   $1.81  $4.50
          Max Transmission Charge ($/MWh) $5.41   $30.00  $1.57   $9.50   $2.16   N/A  $25.96 $27.98 $22.99  $22.99  $25.18 $28.00

MARCH     Number of Congestion Hours      457     13      32      305     198
 N/A  208    315    105     122     192    179 Ave Transmission Charge ($/MWh)
 $9.40   $2.21   $6.50   $4.92   $1.70   N/A  $4.23  $7.48  $3.92   $6.47
 $3.93  $8.85 Max Transmission Charge ($/MWh) $25.40  $5.29   $16.37  $31.14
 $7.86   N/A  $92.00 $55.02 $28.57  $92.00  $17.00 $57.14

*The number of hours that zonal prices at NP15 and SP15 changed from the unconstrained MCP due to congestion



        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 48


         PRICE IMPACT DUE TO CONGESTION

         One measure of the impact of congestion on the market is the number of hours in which the UMCP is altered by congestion. As shown in Table 13, the number of hours that price was altered increased significantly in Year 2. (This table is not to be confused with the hours of congestion over an intertie as shown in Table 12). In Table 13, the number of hours when congestion on any path or intertie changed the unconstrained price is summarized for the major zones. The number of price impact hours for external zones AX2, AZ3, NW1, and NW3 is large because these external zones are connected with NP15 and SP15. A price change in NP15 or SP15 will likely change the price of these external zones as well. In general, during the summer and fall months, congestion affected prices an average of 60% of the time and as much as almost 90% of the time in September 1999.


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 49

Table 13 Price Impact Hours by Zone

                          NUMBER OF PRICE IMPACT HOURS

            MONTH                         (NP15)      (SP15)       (AZ2)        (AZ3)        (NW1)        (NW3)      (ZP26)
----------------------------------------------------------------------------------------------------------------------------
           APRIL-98                          68          68           68           68           68           78         NA
            MAY-98                          241         241          241          241          285          264         NA
           JUNE-98                          224         222          222          223          236          230         NA
           JULY-98                          289         284          292          284          320          273         NA
          AUGUST-98                         337         335          335          340          344          340         NA
         SEPTEMBER-98                       373         367          374          368          392          409         NA
          OCTOBER-98                        462         463          466          474          473          572         NA
         NOVEMBER-98                        397         398          398          422          397          398         NA
         DECEMBER-98                        378         378          395          399          395          378         NA
          JANUARY-99                        477         466          459          468          499          480         NA
         FEBRUARY-99                        259         256          291          293          303          270         NA
           MARCH-99                         563         563          616          562          594          549         NA
----------------------------------------------------------------------------------------------------------------------------
RESULTS FOR APRIL-1998 - MARCH  1999

    TOTAL NUMBER OF IMPACT
            HOURS                         4,068       4,041        4,157        4,142        4,306        4,241         NA

    PERCENT OF TOTAL HOURS                   46%         46%          47%          47%          49%          48%        NA
--------------------------------------------------------------------------------------------------------------------------
           APRIL-99                         244         241          285          242          288          245         NA
            MAY-99                          140         140          150          152          150          161         NA
           JUNE-99                          149         151          158          151          172          146         NA
           JULY-99                          441         412          432          423          507          380         NA
          AUGUST-99                         496         503          517          503          538          488         NA
         SEPTEMBER-99                       624         609          626          617          621          613         NA
          OCTOBER-99                        421         550          581          569          438          581         NA
         NOVEMBER-99                        215         461          468          523          487          473         NA
         DECEMBER-99                         46         312          388          477          401          340         NA
          JANUARY-00                         24         302          415          449          326          313         NA
         FEBRUARY-00                         40         135          227          234          208          168        121
           MARCH-00                         104         191          207          315          121          191        178
----------------------------------------------------------------------------------------------------------------------------
RESULTS FOR APRIL-1999 - MARCH 2000

    TOTAL NUMBER OF PRICE
         IMPACT HRS.                      2,944       4,007        4,454        4,655        4,257        4,099        299

    PERCENT OF TOTAL HOURS                   34%         46%          51%          53%          49%          47%        21%


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 50


         Another measure of the impact of congestion is the magnitude of the price change from the unconstrained market-clearing price to the zonal or constrained price. Table 14 shows the average price impacts for NP15 and SP15. NP15 experienced the most dramatic price impacts during July 1999 to October 1999 with SP15 showing more congestion price impacts from September 1999 to November 1999.


TABLE 14 PRICE IMPACT IN NP15 AND SP15

                             MCP                 NP15              SP15           NP15         SP15
                         UNCONSTRAINED       AVERAGE ZONAL     AVERAGE ZONAL      PRICE        PRICE
                           AVERAGE             PRICE             PRICE           CHANGE       CHANGE
       MONTH              ($/MWH)             ($/MWH)           ($/MWH)          ($/MWH)      ($/MWH)
-----------------------------------------------------------------------------------------------------
      APRIL-98              22.64              22.61            22.61             -0.03         -0.03
       MAY-98               11.64              12.06            12.06              0.42          0.42
       JUNE-98              12.09              12.25            12.34              0.16          0.25
       JULY-98              32.42              32.52            33.14              0.1           0.72
      AUGUST-98             39.52              38.8             39.96             -0.72          0.44
    SEPTEMBER-98            34.01              33.97            33.25             -0.04         -0.76
     OCTOBER-98             26.56              27.88            24.09              1.23         -2.56
     NOVEMBER-98            25.74              27.24            22.92              1.5          -2.82
     DECEMBER-98            29.13              30.44            26.76              1.31         -2.37
     JANUARY-99             20.96              21.79            21.09              0.83         -0.13
     FEBRUARY-99            19.03              19.19            19.19              0.16          0.16
      MARCH-99              18.83              19.74            19.48              0.91          0.65


APRIL-99 - MARCH 2000       24.44              24.93            23.96              0.49         (0.52)
      APRIL-99              24.01              24.21            24.29              0.20          0.28
       MAY-99               23.61              24.07            24.06              0.46          0.45
       JUNE-99              23.52              24.15            23.93              0.62          0.40
       JULY-99              28.93              32.01            29.91              3.08          0.98
      AUGUST-99             32.31              34.65            32.80              2.34          0.49
    SEPTEMBER-99            33.91              38.98            29.28              5.06         (4.64)
     OCTOBER-99             47.64              55.77            39.88              8.14         (7.76)
     NOVEMBER-99            36.91              37.90            29.64              0.99         (7.27)
     DECEMBER-99            29.66              29.70            28.19              0.04         (1.47)
     JANUARY-00             31.18              31.38            30.05              0.21         (1.13)
     FEBRUARY-00            30.04              29.97            29.93             (0.07)        (0.11)
      MARCH-00              28.80              28.25            29.02             (0.55)         0.22

APRIL-99 - MARCH 2000       30.90              32.62            29.27              1.71         (1.63)

         Figure 19 shows a comparison of the monthly average price impact on NP15 and SP15 and the number of price impact hours from Year 1 to Year
         2. This figure highlights the increase in both the magnitude of the price change due to congestion and the increase in frequency of congestion. A price spread between the unconstrained and the zonal price greater than zero indicates that prices increased after congestion management. Similarly, a negative spread indicates that prices were lower due to congestion. In general, during the summer and fall months, congestion causes prices in SP15 to decrease and prices in NP15 to increase. During the winter and spring, zonal prices in both NP15 and SP15 are often increased from the unconstrained prices indicating that the price change resulted from congestion on an external intertie, usually the California-Oregon Intertie (COI or NW1).

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
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FIGURE 19 PRICE IMPACT IN NP15 AND SP15

                              [LINE AND BAR CHART]

2.4.1.8   Path 26 and New Zone ZP26

         New congestion zone ZP26 was created on February 1, 2000 to provide a Day-Ahead market signal of congestion on transmission Path 26. This zone is entirely located between the two existing zones, NP15 and SP15, and has no interties allowing for imports.

         From the date ZP26 was created through April 7, 2000, Path 26 was congested for 183 hours or 11% of the time. The average usage charge on Path 26 was $5.5/MWh. As seen in Figure 20 below, congestion on Path 26 occurred most frequently during the peak evening hours with an average usage charge between $8/MWh and $12/MWh.


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
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Figure 20 Congestion on ZP26

                              [LINE AND BAR CHART]

         When the implementation of this zone was being considered, the rationale was that the zonal price for ZP26 would always be the lower of NP15 or SP15 zonal prices. This view stemmed from the following:

         - If congestion occurs in the South to North direction in California, Path 15 (the Northern-most of Path 15 and Path 26) should be the constrained line. The resulting usage charge should then cause the NP15 zonal price to be higher than the SP15 and ZP26 zonal prices.

         - If congestion occurs in the North to South direction, Path 26 (the Southern-most of Path 15 and Path 26) should be the constrained line. The resulting usage charge should then cause the SP15 zonal price to be higher than the NP15 and ZP26 zonal prices.

         However, as seen in the insert in Figure 22, the zonal price for ZP26 was higher than both NP15 and SP15 for 20 % of the total hours in February and March 2000. The average ZP26 zonal price for the entire period was higher than that of either NP15 or SP15.

         When a constrained zone has a higher price than surrounding areas, it is usually because the zone is importing energy and requires incremental supply or decremental demand adjustments. That ZP26 has higher zonal prices is odd, given that ZP26 is usually an exporting zone because it has only 300 MWh of demand and 3,093 MWh of generation capacity.

         This report has only two months of data available for analysis. The variance from expectations noted in this report may be a function of limited data and the newness of ZP26. However, the variance signals a need for careful tracking of ZP26 market effects.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 53


FIGURE 21 ZP26 AND UMCP PRICE SPREAD

                                  [LINE CHART]


FIGURE 22 COMPARISON OF ZONAL PRICES IN NP15, SP15, AND ZP26

                                  [LINE CHART]

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

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 54


2.4.1.9  Zonal Quantity Effects

              Table 15 shows the aggregate quantity change for the seven major congestion zones from the Initial Preferred Schedules to the Final Schedule as follows.


TABLE 15 QUANTITY CHANGE DUE TO CONGESTION


                         MARCH 2000 SUPPLY         1998-MARCH 1999      1999-MARCH 2000        MARCH 1999 DEMAND
ZONE                          (MWH)                 SUPPLY (MWH)         DEMAND (MWH)               (MWH)
----------------------------------------------------------------------------------------------------------------
NP15                        (1,716,300)               169,469             (2,396,499)              (550,690)

SP15                           193,975               (708,951)               192,208               (854,441)

EL DORADO                      (80,632)              (255,425)                48,387                 10,543

PALO VERDE                    (140,589)              (190,698)                16,965                    211

COB                           (161,648)              (295,822)                16,863                 (5,913)

NOB                            (32,883)               (50,250)                53,675                  7,013

ZP26                              (493)                    NA                     10                     NA

TOTAL NET CHANGE            (1,938,570)            (1,331,677)            (2,068,391)            (1,393,277)


         The largest adjustments due to congestion occurred in NP15 for both supply and demand. Suppliers from the Southwest (Palo Verde and El Dorado) reduced their supplies by about 220,000 MWh while increasing demand by about 65,000 MWh. Suppliers from the Northwest links (COB and NOB) showed a reduction in schedules of about 195,000 MWh while increasing demand by about 70,000 MWh.

2.4.1.10. Financial Impact of Congestion

         Before congestion management, the Initial Preferred Schedules represent the amount of energy scheduled through the CalPX based on the supply and demand curves of Participants. After congestion management, Final Schedules represent the willingness of buyers and sellers to adjust prices and volume to resolve congestion. Last year, 189,014 GWh of Initial Preferred Schedules were submitted through the CalPX Day-Ahead auction with an annual hourly dollar volume of $5,033 million. This year 194,207,592 GWh of Initial Preferred Schedules were submitted through the CalPX Day-Ahead market with an annual hourly dollar volume total of $6,278 million. Energy schedules rose from 1,407 GWh to 2,054 GWh. The impact of congestion on annual dollar volume increased from $57 million last year to $133 million this year.



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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 55


TABLE 16 ANNUAL CONGESTION COMPARISON

                     ANNUAL DOLLAR VOLUMES ($ MILLION)           TOTAL ANNUAL QUANTITY
                     ----------------------------------      ------------------------------------
                     APRIL 1999-         APRIL 1998-         APRIL 1999-             APRIL 1998-
                     MARCH 2000          MARCH 1999           MARCH 2000              MARCH 1999
                     ----------------------------------      ------------------------------------
BEFORE CONGESTION      6,278              5,033              194,207,592              189,013,000

AFTER CONGESTION       6,145              4,976              192,153,138              187,606,000

TOTAL CHANGE            (133)               (57)              (2,054,454)              (1,407,000)


         For the seven major congestion zones, Table 17 shows the price change from the Unconstrained MCP and the Net Financial Impact on buyers (demand) and seller (supply). These Net financial impact figures are calculated by taking the difference between the UMCP and the zonal price multiplied by the final quantity for each hour in the zone. These impacts only measure the impact of the change of zonal pricing on the final constrained quantity. These figures do not consider the financial impact of congestion on quantities.


TABLE 17 NET FINANCIAL IMPACT DUE TO CONGESTION


                                                                 NET FINANCIAL IMPACT
                                               -------------------------------------------------------------------------------
                                               THIS YEAR:           LAST YEAR:           THIS YEAR:          LAST YEAR:
                                               APRIL 1999-          APRIL 1998-          APRIL 1999          APRIL 1998-
                   AVERAGE    AVERAGE ZONAL    MARCH 2000 SUPPLY    MARCH 1999         MARCH 2000 DEMAND     MARCH 1999
ZONE           UMCP($/MWH)    PRICE ($/MWH)    ($ MILLION)         SUPPLY ($ MILLION)    ($ MILLION)        DEMAND ($ MILLION)
------------------------------------------------------------------------------------------------------------------------------
NP15           $   30.90       $   32.61               95.4           19.4                 135.47               28.0

SP15           $   30.90       $   29.27             (173.7)         (38.7)               (193.78)             (40.3)

EL DORADO      $   30.90       $   28.32              (19.5)          (7.3)                 (0.95)              (0.2)

PALO VERDE     $   30.90       $   28.24              (30.1)          (7.2)                 (0.66)              (0.1)

COB            $   30.90       $   29.56              (10.4)          (3.5)                 (1.65)              (0.1)

NOB            $   30.90       $   29.95               (1.0)          (1.1)                 (0.94)              (0.6)

ZP26           $   30.90       $   28.71               (3.2)            NA                  (1.10)                NA

         The net effect of congestion on zonal prices, excluding quantity effects, for Northern and Southern California are as follows:

         - Sellers in Northern California (NP15) realized an additional $95 million of sales because of higher zonal prices as a result of congestion. On the other hand, buyers in NP15 paid an additional $135.

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         -        Sellers in Southern California (SP15) lost $174 million in revenue because of lower zonal prices. Buyers in SP15 saved $194 million.

         According to these figures, the net financial impact was more severe in the second year. The net gain for suppliers in NP15 rose by about $75 million this year while the cost to buyers in NP15 rose by more than $100 million. The net loss for suppliers in SP15 rose from last year by about $135 million. But the savings for buyers in SP15 increased by about $150 million

         Congestion caused a net reduction in schedules of about 2,360 GWh. The unmet energy demand in the Day Ahead market due to congestion was likely satisfied in the CalPX Day-Of and the CAISO real-time markets.

2.4.2  Day-Of Market

         The CalPX Day-Of market was originally launched on July 30, 1998 as the Hour-Ahead market. It allows buyers and seller to adjust their Day-Ahead positions for changes in demand caused by weather conditions, resource outages, and other favorable price arbitrage opportunities. The original market involved trading around the clock through 24 separate hourly auctions occurring within hours of the actual trading hour. On January 17, 1999, the Hour-Ahead auction was renamed the Day-Of market to reflect the change in the timing of the auctions. The Hour-Ahead market and the Day-Of market will henceforth be called the Day-Of for purposes of discussion. The change was implemented to reduce the frequency of auctions from 24 to three, but maintain the benefits of the market. Currently, the auctions take place at 4:00 p.m. for the next day trades for Hours 1 - 7, 6 am, for the same day trades for Hours 7 - 16, and noon for the same day trades for Hours 17 - 24. Shown below in Figure 23 is a graph of Daily Average Volume and Daily Average UMCP since the launch of the Hour-Ahead/Day-Of market.

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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 57


FIGURE 23 DAY-OF UMCP AND DAILY VOLUME

                              [LINE AND BAR CHART]

         The Day-Of market volume has remained flat since the market launch in terms of quantity and has grown in terms of hours of transaction. The relatively small volumes in this market, as compared to the Day-Ahead market, means that supply and/or demand bids in some hours are not sufficient to have an intersection of the supply and demand curves. These hours are then considered "INVALID" and no trades take place. The hours of transactions shown in Table 18 and Figure 24 indicate the number of valid hours. As the market has grown in volume, the percent of valid hours has increased to more than 90%.

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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 58

TABLE 18 DAY-OF MARKET RESULTS

                           AVERAGE        TOTAL       AVERAGE QUANTITY       HOURS WITH    TRANSACTION HOURS
                                                                                               AS % OF
MONTH                   PRICE ($/MWH)    QUANTITY        PER DAY (MWH)      TRANSCATIONS     TOTAL HOURS
----------------------------------------------------------------------------------------------------------
  August-98                 49.00          91,225            2,943              462            62%
September-98                40.29          58,602            1,953              361            50%
 October-98                 31.33          23,564              760              224            30%
 November-98                16.43           2,874               96               74            10%
 December-98                38.83          19,745              637              164            22%
January 1-16                26.66           1,785              112               30             8%
January 17-30               15.78          26,032            1,735              280            78%
 February-99                16.76          18,802              672              447            67%
  March-99                  19.63          24,774              799              418            56%

Average/Total               29.34         267,403            1,114            2,460            43%
----------------------------------------------------------------------------------------------------------
  April-99                  25.43          29,034              937              500            67%
   May-99                   26.22          22,883              738              382            51%
   June-99                  25.71          55,093            1,836              486            68%
   July-99                  30.31          79,804            2,574              558            75%
  August-99                 34.99          83,174            2,683              576            77%
September-99                30.45          87,954            2,932              608            84%
 October-99                 39.65          95,562            3,083              662            89%
 November-99                31.01          62,305            2,077              594            83%
 December-99                24.24          41,864            1,350              629            85%
 January-00                 26.67          77,193            2,490              695            93%
 February-00                26.29          48,042            1,657              652            94%
  March-00                  28.06          46,377            1,496              587            79%

Average/Total               29.09         729,284            1,988            6,929            79%

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 59

FIGURE 24  COMPARISON OF DAY-AHEAD AND DAY-OF MARKET

                              [LINE AND BAR CHART]


         A comparison of the Day-Ahead and Day-Of market prices show that without exception, the monthly average Day-Ahead price is greater than the monthly average Day-Of market price for the first two years of the market. Figure 24 compares the Day-Ahead and Day-Of average prices for only those hours when a valid auction took place in the Day-Of market. The average spread between the Day-Ahead and Day-Of market is $3.20/MWh with a maximum monthly spread of $8.50/MWh in October 1999. Prices in the Day-Ahead and Day-Of market are expected to converge in the future as the Day-Of market matures and gains in liquidity and as Participants recognize the opportunities in the Day-Of market.

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         PCQM IN THE DAY-OF MARKET

         The PCQM was implemented first in the Day-Of market and then in the Day-Ahead. Figure 25 shows that PCQM activity in the Day-Of Market dropped after the first couple of months. This is most likely because PCQM had been implemented in the Day-Ahead market by September 1999. As a result some PCQM activity shifted to the market where larger adjustments could be made at better prices. In other words, the UMCP in the Day-Ahead market is less volatile and more frequently at a level where both buyers and sellers would choose to participate further. However, the Day-Of PCQM adjustments typically hold a larger percentage of the Day-Of volume than the Day-Ahead PCQM adjustments do of the Day-Ahead volume because Day-Ahead volumes are relatively small.


FIGURE 25 DAY-OF AVERAGE DAILY PCQM ADJUSTMENT BY MONTH

                                  [BAR CHART]

         As was true with the Day-Ahead PCQM adjustments, the Day-Of PCQM adjustments tend to reach their highest quantities during on-peak hours, as seen in Figure 26.

         The addition of both the Day-Ahead and Day-Of PCQM has provided two more opportunities for Participants in the PX to adjust their schedules as the dispatch hour nears. If they wish, participants can reduce their risk in the CAISO Real-Time Markets by choosing to take advantage of this mechanism in either or both CalPX markets.

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 61

FIGURE 26 AVERAGE DAY-OF PCQM ADJUSTMENTS FOR HE 1-24 (JULY 1999 - MARCH 31,
2000)

                                  [BAR CHART]

2.5      The Relationship Between the CalPX Day-Ahead Market and other Markets

2.5.1    Market Share of CAISO

         As seen in Table 19, the CalPX's market share of the CAISO has decreased by about 2.5% between the first and second years of operation. Most of this decrease occurred during on-peak hours.


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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 62


                         TABLE 19 PX SHARE OF ISO MARKET

                  1998-1999         1999-2000         1998-1999         1999-2000        1998-1999        1999-2000
ALL HOURS           CalPX            CalPX             CAISO             CAISO            CalPX % Share    CalPX % Share
                  Day-Ahead         Day-Ahead         Day-Ahead        Day-Ahead         of CAISO          of CAISO
Month             Final             Final           Final Schedule    Final Schedule     Day-Ahead         Day-Ahead
                  (MWh)             (MWh)             (MWh)             (MWh)            Final Schedule   Final Schedule
-------------------------------------------------------------------------------------------------------------------------
April             19,806            19,751            21,689            24,132           91.3%            81.8%
May               18,905            19,924            21,408            24,171           88.3%            82.4%
June              21,312            21,934            24,133            26,609           88.3%            82.4%
July              25,142            25,459            29,538            28,878           85.1%            88.2%
August            25,564            25,823            31,365            29,016           81.5%            89.0%
September         23,442            23,768            28,169            27,930           83.2%            85.1%
October           20,964            22,848            24,566            26,822           85.3%            85.2%
November          20,637            22,850            23,936            25,144           86.2%            90.9%
December          21,394            21,721            24,821            25,919           86.2%            83.8%
January           20,210            21,125            23,783            25,575           85.0%            82.6%
February          19,516            19,725            23,431            25,529           83.3%            77.3%
March             19,930            19,812            23,270            25,523           85.6%            77.6%
-------------------------------------------------------------------------------------------------------------------------
Annual Average    21,419            22,062            25,028            26,271           85.8%            83.9%
-------------------------------------------------------------------------------------------------------------------------


                  1998-1999         1999-2000         1998-1999         1999-2000        1998-1999        1999-2000
ON PEAK           CalPX            CalPX             CAISO             CAISO            CalPX % Share    CalPX % Share
                  Day-Ahead         Day-Ahead         Day-Ahead        Day-Ahead         of CAISO          of CAISO
Month             Final             Final           Final Schedule    Final Schedule     Day-Ahead         Day-Ahead
                  (MWh)             (MWh)             (MWh)             (MWh)            Final Schedule   Final Schedule
-------------------------------------------------------------------------------------------------------------------------
April                21,585          21,501            23,692           26,741            91.1%                80.4%
May                  20,746          22,043            23,583           27,171            88.0%                81.1%
June                 23,152          24,175            26,510           29,871            87.3%                80.9%
July                 28,316          29,214            33,784           32,537            83.8%                89.8%
August               28,331          29,392            35,514           32,776            79.8%                89.7%
September            25,719          26,425            31,341           31,414            82.1%                84.1%
October              22,785          24,784            26,888           30,166            84.7%                82.2%
November             22,607          25,339            26,167           27,865            86.4%                90.9%
December             22,921          23,096            26,693           28,706            85.9%                80.5%
January              22,185          23,127            25,766           28,588            86.1%                80.9%
February             21,329          21,468            25,475           28,210            83.7%                76.1%
March                21,559          21,456            25,196           28,237            85.6%                76.0%
----------------------------------------------------------------------------------------------------------------------
Annual Average       23,448          24,335            27,562           29,357            85.4%                82.7%
-----------------------------------------------------------------------------------------------------------------------

                 1998-1999         1999-2000         1998-1999         1999-2000        1998-1999        1999-2000
OFF PEAK          CalPX            CalPX             CAISO             CAISO            CalPX % Share    CalPX % Share
                  Day-Ahead         Day-Ahead         Day-Ahead        Day-Ahead         of CAISO          of CAISO
Month             Final             Final           Final Schedule    Final Schedule     Day-Ahead         Day-Ahead
                  (MWh)             (MWh)             (MWh)             (MWh)            Final Schedule   Final Schedule
-------------------------------------------------------------------------------------------------------------------------
April              17,364            17,355           18,939            20,564             91.7%             84.4%
May                16,765            17,460           18,878            20,683             88.8%             84.4%
June               18,794            18,867           20,881            22,146             90.0%             85.2%
July               21,452            20,696           24,601            24,623             87.2%             84.1%
August             22,055            21,295           26,102            24,247             84.5%             87.8%
September          20,595            20,447           24,205            23,164             85.1%             88.3%
October            18,442            20,394           21,350            22,581             86.4%             90.3%
November           18,386            20,004           21,387            21,744             86.0%             92.0%
December           19,457            19,977           22,447            22,678             86.7%             88.1%
January            18,104            18,797           21,668            22,072             83.5%             85.2%
February           17,320            17,369           20,958            21,907             82.6%             79.3%
March              17,674            17,536           20,603            21,766             85.8%             80.6%
----------------------------------------------------------------------------------------------------------------------
Annual Average     18,885            19,183           21,864            22,348             86.5%             85.8%
----------------------------------------------------------------------------------------------------------------------


         When the CalPX came into existence in April 1998, few alternatives to the CalPX existed for market participants. Since then, the bilateral markets have become more vibrant, other Scheduling Coordinators have joined the CAISO, and other power exchanges have been created. In light of these changes, a 2.5% decrease in the CalPX's market share seems relatively small.

         The primary reason the CalPX has been able to retain its market share, is because AB 1890 requires the IOUs to buy and sell their power through the CalPX until March 2002. This is to facilitate the recovery of the IOUs' stranded costs during the restructuring transition period. However, as Table 20 shows, the IOU segment of the CalPX Day-Ahead Market has decreased significantly on both the supply side and the demand side.


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 63


TABLE 20 SHARE OF IOU IN PX DAY-AHEAD MARKET


    ----------------------------------------------------------------------------
                        PERCENTAGE OF PX DAY-AHEAD MARKET
    ----------------------------------------------------------------------------
     YEAR 1 (APRIL 1998 - MARCH 1999)        YEAR 2 (APRIL 1999 - MARCH 2000)
    ----------------------------------------------------------------------------
         DEMAND              SUPPLY              DEMAND              SUPPLY
    ----------------------------------------------------------------------------
    Others     IOU      Others     IOU      Others     IOU      Others     IOU
    ----------------------------------------------------------------------------
     9.75%    90.25%    14.17%    85.83%    14.67%    85.42%    29.83%    70.17%

              Non-IOU market Participants (Others) have voluntarily increased their activity through the CalPX even with other options (such as bilateral arrangements and activity with other exchanges) available to them. While the IOU segment of the Day-Ahead has decreased by 15%, CalPX's total market share has only decreased by 2.5%, indicating that the non-IOU segment of the CalPX market is steadily growing.

2.5.2  Price Spreads

              Table 21 and Table 22 compare several average price spreads between the CalPX's first and second years of operation. Since the PX holds 80% - 85% of the total California market share, its prices are largely viewed as the benchmark for purchasing and selling electricity in California. However, arbitrage theory states that in an efficient market, two different price origins based on the same underlying commodity ought to converge. The two tables below show that the average differences in zonal prices in NP15 and SP15 tracked more closely in the second year than in the first.


TABLE 21 PRICE SPREAD COMPARISON CHART (YEAR 1)

--------------------------------------------------------------------------------------------------------------
                                 Day-      Zonal   Zonal
APRIL 1998 -                     Ahead     Price   Price     DJ       DJ      Day-Of    Real Time    Real Time
MARCH 1999                       UMCP      NP15    SP15      COB      PV       UMCP       NP15         SP15
--------------------------------------------------------------------------------------------------------------
                    Avg Price   $24.44    $24.93   $23.96   $24.43   $23.88   $28.97    $25.62        $23.54
--------------------------------------------------------------------------------------------------------------
Day-Ahead UMCP       $24.44
--------------------------------------------------------------------------------------------------------------
Zonal Price NP15     $24.93      $0.49
--------------------------------------------------------------------------------------------------------------
Zonal Price SP15     $23.96     -$0.48    -$0.97
--------------------------------------------------------------------------------------------------------------
DJ - COB             $24.43     -$0.01    -$0.50   $ 0.47
--------------------------------------------------------------------------------------------------------------
DJ - PV              $23.88     -$0.56    -$1.05  -$ 0.08   -$0.55
--------------------------------------------------------------------------------------------------------------
Day-Of UMCP          $28.97      $4.53    -$4.04   $ 5.01    $4.54    $5.09
--------------------------------------------------------------------------------------------------------------
ISO Real Time NP15   $25.62      $1.18     $0.69   $ 1.66    $1.19    $1.74   -$3.35
--------------------------------------------------------------------------------------------------------------
ISO Real Time S15    $23.54     -$0.90    -$1.39  -$ 0.42   -$0.89   -$0.34   -$5.43    -$2.08
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 64


TABLE 22 PRICE SPREAD COMPARISON CHART (YEAR 2)

                                    Day-     Zonal     Zonal
APRIL 1999 - MARCH                 Ahead     Price     Price      DJ        DJ       Day-Of    Real Time      Real Time
        2000                       UMCP      NP15      SP15      COB        PV       UMCP        NP15          SP16
------------------------------------------------------------------------------------------------------------------------
                    Avg Price      $30.90    $32.62    $29.28    $29.80    $28.77    $29.28    $33.11         $29.26
------------------------------------------------------------------------------------------------------------------------
Day-Ahead UMCP        $30.90

Zonal Price NP15      $32.62        $1.72

Zonal Price SP15      $29.28       -$1.62    -$3.34

DJ - COB              $29.80       -$1.10    -$2.82     $0.52

DJ - PV               $28.77       -$2.13    -$3.85    -$0.51    -$1.03

Day of UMCP           $29.28       -$1.62    -$3.34     $0.00     $0.62     $0.51

ISO Real Time NP15    $33.11        $2.21     $0.50     $3.84     $3.32     $4.35     $3.83

ISO Real Time SP16    $23.25       -$1.64     $3.36     $0.01     $0.54     $0.50     $0.02     $3.85



         Also, the average difference between the Day-Ahead and Day-Of UMCP decreased significantly, from $4.53/MWh the first year, to $1.62/MWh the second year. The average hourly Day-Of volume increased from 46 MWh the first year to 83 MWh the second year, an increase of 81%. This falls in line with arbitrage theory, in that if the markets are equally robust, arbitrage and price convergence should happen more quickly and efficiently.

         Figure 27 shows a graphical portrayal of the CalPX Day-Ahead and CAISO Real-Time zonal price spread. It is followed by Table 23 which shows the figures in detail.

FIGURE 27 ZONAL PRICE COMPARISON BETWEEN PX DAY-AHEAD AND ISO REAL-TIME MARKETS

                                  [BAR CHART]

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 65


Table 23 Monthly Spread Between CalPX Zonal Price and the ISO Real-time Price

                                                                NP 15                    SP 15       SP 15
                                                    NP 15       AVERAGE     AVERAGE      AVERAGE     AVERAGE
                                                 AVERAGE        ZONAL         ZONAL      ZONAL       ZONAL         AVERAGE
MONTH               CALPX          CALPX         ZONAL PRICE    PRICE         PRICE        PRICE       PRICE       ZONAL PRICE
                 ----------------------------                   CAISO         NP15       CALPX       CAISO         SP15
                  AVERAGE UMCP   AVERAGE UMCP    CALPX PRICE    PRICE       SPREAD         PRICE       PRICE       SPREAD
                    APRIL-99 TO    APRIL-98 TO
                    MARCH-00       MARCH-99         ($/MWH)     ($/MWH)     ($/MWH)      ($/MWH)     ($/MWH)       ($/MWH)
-----------------------------------------------------------------------------------------------------------------------------
  APRIL-99         $   24.01      $   22.64      $   24.21      $   25.42    $   (1.21)    $ 24.29    $ 25.42      $  (1.13)

   MAY-99          $   23.61      $   11.64      $   24.07      $   19.66    $    4.41     $ 24.06    $ 19.66      $   4.40

  JUNE-99          $   23.52      $   12.09      $   24.15      $   21.45    $    2.69     $ 23.93    $ 21.45      $   2.47

  JULY-99          $   28.93      $   32.42      $   32.01      $   22.22    $    9.79     $ 29.91    $ 22.22      $   7.69

 AUGUST-99         $   32.31      $   39.52      $   34.65      $   34.73    $   (0.08)    $ 32.80    $ 34.20      $  (1.40)

SEPTEMBER-99       $   33.91      $   34.01      $   38.98      $   40.94    $   (1.97)    $ 29.28    $ 33.06      $  (3.78)

 OCTOBER-99        $   47.64      $   26.65      $   55.77      $   61.06    $   (5.28)    $ 39.88    $ 42.42      $  (2.54)

NOVEMBER-99        $   36.91      $   25.74      $   37.90      $   47.89    $  (10.00)    $ 29.64    $ 31.99      $  (2.36)

DECEMBER-99        $   29.66      $   29.13      $   29.70      $   32.59    $   (2.89)    $ 28.19    $ 32.02      $  (3.82)

 JANUARY-00        $   31.18      $   20.96      $   31.38      $   33.43    $   (2.04)    $ 30.05    $ 31.36      $  (1.31)

FEBRUARY-00        $   30.04      $   19.03      $   29.97      $   29.26    $    0.71     $ 29.93    $ 28.72      $   1.21

  MARCH-00         $   28.80      $   18.83      $   28.25      $   28.61    $   (0.36)    $ 29.02    $ 28.43      $   0.59

 APRIL-99 -
 MARCH 2000        $   30.90      $   24.44      $   32.61      $   33.11    $   (0.52)    $ 29.27    $ 29.25      $   0.00


2.5.3  Correlation Between Markets

         As can be seen in Figure 28(24), the correlation with the Day-Ahead unconstrained MCP decreases as you move to subsequent markets from Day-Ahead zonal prices, then to Day-Of prices, then to Real Time prices. This is expected since the different markets are asynchronous. At each stage, the prices are being adjusted to reflect newer information about constraints in the system. Also evident is an across-the-board decrease in the correlation moving to Year 2. Comparing Figure 29 and Figure 30, the correlation with NP15 decreased more than for the SP15 region from Year 1 to Year 2.

-----------

(24) Figure 28 through Figure 32 contain price correlation information for Year 1 and Year 2. All hours were used in calculating correlation between CalPX and CAISO markets. In correlating with Dow Jones COB and PV prices, the CalPX and CAISO prices were converted to 16 hour on-peak block equivalents.

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 66



Figure 28 Correlation with Day-Ahead MCP

                         CORRELATION WITH DAY-AHEAD MCP
                               YEAR 1 AND YEAR 2

                                  [BAR CHART]


FIGURE 29 CORRELATION WITH NP15 ZONAL PRICE

                          CORRELATION WITH ZONAL NP15
                               YEAR 1 AND YEAR 2

                                  [BAR CHART]
--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 67

FIGURE 30 CORRELATION WITH ZONAL SP15 PRICE

                          CORRELATION WITH ZONAL SP15
                               YEAR 1 AND YEAR 2

                                  [BAR CHART]

         Figure 31 and Figure 32 illustrate that Real Time prices are the least correlated with the other markets, but that NP15 and SP15 Real Time prices are still correlated since they are resolved on the same information set.

FIGURE 31 CORRELATION WITH CAISO REAL-TIME PRICE - NP15

                      CORRELATION WITH ISO REAL TIME NP15
                               YEAR 1 AND YEAR 2
\
                                  [BAR CHART]

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 68

FIGURE 32 CORRELATION WITH ISO REAL-TIME PRICE - SP15

                      CORRELATION WITH ISO REAL TIME SP15
                               YEAR 1 AND YEAR 2

                                  [BAR CHART]


2.5.4  Ancillary Services Prices and Volume

         The CAISO Ancillary Services markets interact with and influence the CalPX markets. CAISO procures Ancillary Services on a Day-Ahead and Hour-Ahead basis. Day-Ahead bids for Regulation Up, Regulation Down, Spinning Reserves, Non-Spinning Reserves, and Replacement are submitted simultaneous after the Day-Ahead unconstrained energy auction is complete and resource schedules are submitted. The CAISO pays a capacity payment or reservation charge to awarded participants.

         These capacity reservations interact with CalPX markets because, each market such as the CalPX Day-Ahead, CalPX Day Of, CAISO real-time and CAISO Ancillary Services markets all compete for participation. For example, if the Ancillary Services capacity markets are strong on a daily basis, this will pull bids away from the CalPX Day-Ahead auction. Traders and asset managers attempt to optimize resources and minimize exposure and lost opportunity costs by employing the proper mix of participation in various markets. Ancillary Services offers the chance to benefit from a capacity charge whether or not the resource is called by CAISO. If the resource is called by CAISO, the supplier is paid the capacity payment in addition to the Real-Time price. As seen in Table 24, the volume of Ancillary Services compared to the CAISO Day-Ahead scheduled volumes is quite substantial.

         Starting in August 1999, CAISO began running separate simultaneous auctions for Regulation Up and Regulation Down. Previously, CAISO conducted a single auction for

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 69


         both services and the market-clearing price for the highest priced service became the clearing price for both. In addition, CAISO instituted the Rational Buyer procedure. This approach was installed to allow CAISO to utilize bids from a lesser quality ancillary service if it met the same technical needs as the higher quality service when the lesser quality service was more cost effective. This helps prevent high bids at the bottom of bid stacks for high quality ancillary services from setting high market clearing price when another service, although of lesser quality, would have been less expensive and would still have satisfied the minimum reserve requirements.


--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 70

TABLE 24 ANCILLARY SERVICES PRICES AND QUANTITY

NP15               REGULATION UP         REGULATION DOWN       SPINNING RESERVE      NON-SPINNING RESERVE   REPLACEMENT RESERVE
-------------------------------------------------------------------------------------------------------------------------------
              AVERAGE      AVERAGE    AVERAGE    AVERAGE      AVERAGE    AVERAGE     AVERAGE     AVERAGE    AVERAGE     AVERAGE
              HOURLY       HOURLY     HOURLY     HOURLY       HOURLY     HOURLY       HOURLY     HOURLY      HOURLY     HOURLY
               QTY         PRICE       QTY       PRICE         QTY       PRICE         QTY       PRICE        QTY       PRICE
MONTH         (MWH)        ($/MWH)    (MWH)      ($/MWH)      (MWH)      $/MWH)       (MWH)      ($/MWH)     (MWH)      ($/MWH)
Apr-98          449        $ 11.55     N/A        N/A           424        $  7.75      76        $ 6.63     428        $ 7.90
May-98          462        $  9.33     N/A        N/A           341        $  7.49      66        $ 7.30     453        $ 7.92
Jun-98          428        $ 33.65     N/A        N/A           334        $ 33.15      28        $ 3.21     224        $ 3.82
Jul-98          640        $ 20.64     N/A        N/A           383        $ 15.32     133        $17.23     186        $14.60
Aug-98          895        $ 12.83     N/A        N/A           276        $ 35.71     117        $28.29     133        $22.45
Sep-98          949        $  0.40     N/A        N/A           312        $ 19.67     133        $12.78     134        $ 1.99
Oct-98          912        $  7.41     N/A        N/A           470        $  2.60     108        $ 0.60      28        $ 0.33
Nov-98        1,000         -$1.43     N/A        N/A           541        $  3.32      81        $ 0.82      19        $ 0.49
Dec-98        1,065        $ 23.71     N/A        N/A           593        $ 11.92      88        $ 3.22      26        $ 2.09
Jan-99        1,108        $ 16.02     N/A        N/A           414        $  3.91      62        $ 0.55      62        $ 0.69
Feb-99        1,050        $ 10.30     N/A        N/A           328        $  2.72      35        $ 0.73      69        $ 0.79
Mar-99        1,034        $ 14.50     N/A        N/A           407        $  4.04      72        $ 0.68      75        $ 0.58
Apr-99          823        $ 18.12     N/A        N/A           454        $  7.50     152        $ 2.11      36        $ 1.48
May-99          692        $ 16.44     N/A        N/A           431        $  4.81     186        $ 3.09      58        $ 1.64
Jun-99          472        $ 21.54     N/A        N/A           278        $  4.57     316        $ 2.70      37        $ 1.27
Jul-99          403        $ 26.71     N/A        N/A           214        $  8.57     171        $ 8.10     102        $ 8.11
Aug-99          200        $ 15.98      38        $12.93        193        $  7.08     196        $ 3.22      18        $ 4.33
Sep-99          277        $ 15.77      81        $25.87        126        $  5.89     174        $ 4.01      22        $ 3.61
Oct-99          284        $ 42.11      67        $20.18        179        $ 10.63     179        $ 4.76      44        $ 8.95
Nov-99          251        $ 11.22     117        $21.76        267        $  3.48     203        $ 1.60      21        $ 1.23
Dec-99          373        $  6.23     234        $11.96        432        $  1.19     271        $ 0.51      53        $ 0.38
Jan-00          255        $  7.97     157        $12.64        401        $  1.26     271        $ 0.22      71        $ 0.23
Feb-00          211        $  8.87     142        $10.52        367        $  1.27     197        $ 0.37      91        $ 0.48
Mar-00          248        $ 10.98     242        $ 9.54        311        $  2.82     176        $ 0.58      82        $ 0.65



SP15               REGULATION UP         REGULATION DOWN       SPINNING RESERVE      NON-SPINNING RESERVE   REPLACEMENT RESERVE
-------------------------------------------------------------------------------------------------------------------------------
              AVERAGE      AVERAGE    AVERAGE    AVERAGE      AVERAGE    AVERAGE     AVERAGE     AVERAGE    AVERAGE     AVERAGE
              HOURLY       HOURLY     HOURLY     HOURLY       HOURLY     HOURLY       HOURLY     HOURLY      HOURLY     HOURLY
               QTY         PRICE       QTY       PRICE         QTY       PRICE         QTY       PRICE        QTY       PRICE
MONTH         (MWH)        ($/MWH)    (MWH)      ($/MWH)      (MWH)      $/MWH)       (MWH)      ($/MWH)     (MWH)      ($/MWH)
Apr-98          522        $ 11.55     N/A        N/A           235      $ 7.75       598        $ 6.83        323       $  7.91
May-98          732        $  9.45     N/A        N/A           355      $ 7.49       708        $ 7.30        566       $  7.92
Jun-98        1,179        $ 34.29     N/A        N/A           398      $39.59       842        $ 3.05        832       $  3.65
Jul-98        1,197        $ 57.86     N/A        N/A           496      $76.93       877        $18.61        354       $115.50
Aug-98        1,042        $ 16.84     N/A        N/A           723      $50.23       715        $37.08        653       $ 35.04
Sep-98          845        $  0.77     N/A        N/A           612      $23.50       504        $15.64        532       $ 11.87
Oct-98          805        $  7.41     N/A        N/A           301      $ 2.58       374        $ 0.63        209       $  0.39
Nov-98          661         -$1.37     N/A        N/A           277      $ 3.32       406        $ 0.86        161       $  0.54
Dec-98          688        $ 27.32     N/A        N/A           335      $17.87       294        $ 5.01        278       $  2.10
Jan-99          738        $ 17.64     N/A        N/A           465      $ 4.22       332        $ 0.57        210       $  0.71
Feb-99          773        $ 10.28     N/A        N/A           519      $ 2.72       320        $ 0.73        160       $  0.79
Mar-99          711        $ 14.50     N/A        N/A           319      $ 4.04       167        $ 0.68        142       $  0.61
Apr-99          950        $ 18.15     N/A        N/A           329      $ 7.50       159        $ 2.11        226       $  1.55
May-99          820        $ 16.59     N/A        N/A           142      $ 6.29       257        $ 3.18        142       $  1.62
Jun-99          723        $ 24.01     N/A        N/A           165      $ 7.07       283        $ 2.71         92       $  1.33
Jul-99          872        $ 26.92     N/A        N/A           386      $ 8.57       310        $ 8.10        101       $  8.29
Aug-99          658        $ 15.98      30        $12.93        231      $ 7.08       291        $ 3.22         72       $  4.33
Sep-99          574        $ 11.05     420        $13.05        246      $ 5.82       252        $ 1.65         30       $  2.08
Oct-99          425        $ 12.16     442        $19.10        174      $ 8.39       169        $ 3.34         64       $  4.03
Nov-99          263        $ 10.32     363        $21.76         99      $ 3.47       190        $ 1.59         62       $  1.00
Dec-99          176        $  7.55     287        $12.02         44      $ 1.89       173        $ 0.54         74       $  0.40
Jan-00          269        $  9.56     339        $12.34         58      $ 5.89       172        $ 0.25         40       $  0.25
Feb-00          197        $  8.75     245        $10.28         33      $ 2.62       156        $ 1.36         49       $  0.48
Mar-00          227        $ 11.65     192        $ 9.58         17      $ 2.82       202        $ 0.58         63       $  0.74

--------------------------------------------------------------------------------
        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 71


2.5.5  Block Forwards Market

         Launched in July of 1999, the CalPX Block Forwards Market (BFM) provides market participants with longer term trading instruments to hedge price risk, increase market efficiency, and allow for improved generation production planning. Block Forwards buy/sell orders are accepted each weekday, excluding Sundays and NERC holidays, for energy delivery up to 12 months in advance of the current month. Contracts can be made in block multiples of 25 or singly in any quantity. Through March 31, 2000, contracts were specified for delivery in either the Northern California zone (NP15) or the Southern California zone (SP15). Delivery can be scheduled through the CalPX Day-Ahead market or through a bilateral market. When the Day-Ahead market is used for delivery, CalPX provides execution flexibility, which can be customized to fit specific participant needs and operating profiles.

         As seen in Table 25, the volume of block forwards contracts has steadily increased since its inception. Since the BFM market launch, Southern California Edison and Pacific Gas & Electric have been successful in obtaining regulatory approval for increasing maximum block forwards volume from a combined 1,600 contracts to 5,600. One contract is equal to 1 MW for 16 hours per day, Monday through Saturday for the entire month. As of the beginning of June, nearly 5,000 contracts had been traded for the summer of 2000. From the beginning of the market through March 31, 2000, 14,175 contacts had been traded for a total energy output of approximately 40 million MWh.

         Also in Table 25, the average BFM contract price for the delivery month is compared to the Day-Ahead UMCP, the Day-Of UMCP, and the CAISO Real-time price. The table averages only the on-peak hours of all markets to provide a consistent comparison across the markets. The CalPX average prices are weighted by volume. This table shows that there are some months when the block forwards hedges resulted in significant savings to the buyer of the contract.

         New block forward products have been introduced to the market since inception to provide greater flexibility of time blocks and delivery locations. Quarterly products began in December 1999, super-peak and shoulder-peak contracts on March 1, 2000. New delivery locations were added on April 1, 2000, including Mead in southern Nevada, Palo Verde in Arizona, and COB at the California-Oregon border. Starting May 15, 2000, the CalPX offered continuous monthly trading of ancillary services capacity contracts for delivery in the Day-Ahead market. Daily blocks and balance-of-the-month contracts are expected to launch on July 5, 2000.

         Starting on May 1, 2000, orders for forward contracts can be entered using the CalPX new electronic system called Click.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 72

TABLE 25 BLOCK FORWARDS MARKET COMPARISON

           BFM Contract Price vs. UMCP, Day-Of, and Real-Time Prices

                             BFM         BFM
                             NP15        SP15        CalPX
                             Average     Average     UMCP On-                 ISO RT      ISO RT
                BFM          Contract    Contract    Peak         Day-Of      On-Peak     On-Peak
Contract        Contract     Price *     Price *     Average *    On-Peak*    NP15 **     SP15 **
Month           Volume       ($/MWh)     ($/MWh)     ($/MWh)      ($/MWh)     ($/MWh)     ($/MWh)
Aug-99          1900         $48.31      $ 48.70      $40.29       62.01       43.70       44.35
Sep-99          3175         $39.72      $ 40.15      $39.43       39.20       45.18       42.12
Oct-99          1150                     $ 33.58      $54.23       53.78       75.38       50.61
Nov-99          1125         $39.12                   $45.22       42.22       51.99       38.65
Dec-99          2175         $38.37      $ 31.69      $32.42       28.47       35.06       34.27
Jan-00          1525         $34.51      $ 29.10      $34.53       31.71       36.79       34.85
Feb-00          1025                     $ 30.42      $32.16       27.93       29.63       29.08
Mar-00          2100         $31.91      $ 31.44      $31.63       30.10       32.05       32.18
Apr-00          1850         $33.52      $ 34.79      $31.83       50.56       34.69       50.82
May-00          2025         $33.18      $ 35.01      $62.63       165.82      60.25       86.53
Jun-00          2900         $38.36      $36.55
Jul-00          4850         $65.61      $61.69
Aug-00          4700         $65.61      $66.19
Sep-00          4600         $65.61      $60.33
Oct-00          75           $47.25      $52.00
Nov-00          75           $47.25      $52.00
Dec-00          75           $47.25      $52.00

* As of May 28, 2000, weighted average
** As of May 28, 2000, simple average

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 73

2.6     Measures of Market Value

         Section 2.2.2 summarized the transaction volumes for CalPX markets for Years 1 and 2 of market operations. Trade volumes through the first two years remain robust with Block Forwards Market volumes significantly increasing, indicating the value of electricity markets in California.

         Two measures of market share also indicate value. First, non-utility generators - the new entrants into California power markets - have increased their participation in CalPX markets from Year 1 to Year 2, albeit still primarily focused on summer months where peak prices provide peak opportunities to earn. Figure 33 shows the market share of non-utility generators.

FIGURE 33 CHART OF NON-UTILITY GENERATION (SC TRANSFER) PARTICIPATION AS A PERCENT OF TOTAL CALPX VOLUMES FOR YEARS 1 & 2

                   SC TRANSFERS % OF FINAL DAY-AHEAD SCHEDULE

                                  [BAR CHART]


Second, investor-owned utilities, though required to buy and sell through CalPX, are significant participants and play a critical role in the exchange. Their share of participation is a majority of the liquidity in the exchange. So their continued participation, in particular as long as they remain the dominant distributors, is an important element in ensuring CalPX markets remain vital. Figure 34 shows the market share of the IOUs as a percent of the total CalPX volumes.

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 74


FIGURE 34 CHART OF IOU PARTICIPANTS AS A PERCENT OF TOTAL CALPX VOLUMES FOR YEARS 1 & 2

                                  [BAR CHART]

         The recent settlement agreement negotiated with and San Diego Gas & Electric, following completion of its CTC recovery, ensured an active participation by this company following the end of the transition period. The negotiated agreement represented further evidence that CalPX markets are valued and that they are likely to remain fully supported by key IOU participants (though nothing assures this other than CalPX's performance as the best exchange service).

         However, the CPUC's recent ruling allowing multiple exchanges as tools for CTC recovery reflects the uncertainty of the regulatory environment in which reliable trading services are to be offered.


         Another important measure of value is the CalPX share of the ISO's Day-Ahead Final Schedules as shown in Figure 35. During the two years of operation, the CalPX remains the dominant Scheduling Coordinator in the CAISO system. The Must-Buy/Must-Sell provisions guarantee this circumstances, but it is, nevertheless, an important measure.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 75

FIGURE 35 PX SHARE IN THE ISO DAY-AHEAD MARKET APRIL 1998 - MARCH 2000

                                  [BAR CHART]


         These indicators of market value illustrate the importance of CalPX markets, and CalPX as an institution, to California electric power market restructuring. In turn, the market monitoring responsibilities associated with these markets is significant


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 76


3.0  Price Analysis


3.1  Introduction

         Transmission grids for electricity have been described as displacement networks where the only physical requirement is that the quantity removed from the network at the delivery point must equal the quantity supplied (adjusted for losses) at the receipt point.(25) In developing performance indicators, the FERC identified a number of important characteristics of prices in network industries:

         -        Variability - Price responsiveness to market conditions.

         - Step functions/threshold effects - Sudden changes in price due to limits on the network to deliver the commodity.

         - Locational interdependence of prices - The impact that prices have in one area affects other areas linked by the transmission system.

         - Implicit value transportation constraints - Pricing transmission constraints to determine the most economically efficient alternatives: generation, transmission upgrades, and demand responsiveness.

         - Linkages between services and interactions between related markets developing price relationships between different products, e.g. energy and ancillary services.(26)

         Compliance has developed several price analysis models to help quantify network-pricing characteristics. Section 3.2 describes how a simple model using fundamental economic data can explain much of the price variation experienced in the California energy markets over the past two years. The model is also useful in identifying anomalous price behavior that warrants further investigation by the Market Monitoring staff. Section 3.3 uses technical analysis to quantify variability and the step functions/threshold effects of market prices. A mean reversion model is described, and its outputs discussed in terms of market volatility, and measures of magnitude and duration of price spikes.

---------

(25) The Governance of Energy Displacement Network Oligopolies, Discussion Paper 96-08, Federal Energy Regulatory Commission, Office of Economic Policy, October 1996, Revised May 1997, p28.

(26) State of the Markets 2000, Measuring Performance in Energy Market Regulation, Federal Energy Regulatory Commission, March 2000, pp. 26-27.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 77


3.2      Fundamental Models of Price Movements

3.2.1    Introduction

         The descriptive analysis presented in Section 2 showed that nominal prices in CalPX markets have increased over the two-year operating history of the exchange.

         At the same time, prices for various inputs such as natural gas rose. Load growth and changing weather patterns also contributed to price increases. As a result, the explanation for this apparent increase in prices is not simple. This section develops a model of CalPX Day-Ahead Market prices that explains trends and variability of price in various fundamental factors. The model explains about 88% of the variability in prices, using a simple and limited set of variables. More importantly, the apparent upward trend in prices disappears when fundamental economic factors are taken into account.


3.2.2    The Basic Form of the Fundamental Price Analysis Model

         Compliance has developed a model to analyze factors affecting prices as part of an overall statistical market monitoring system.
         Market-clearing prices are modeled as a function of various inputs:

         -        Previous day's UMCPs and UMCQs.

         -        CAISO load forecast.

         -        Natural gas prices for PG&E , SoCal, and San Diego citygates.

         -        Temperatures at San Francisco, Sacramento, Los Angeles, and
                  San Diego .

         -        Coal plant availability of the three IOUs.

         -        Nuclear availability of the three IOUs.

         Figure 1 shows the basic form of the model.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 78


              FIGURE 1: THE BASIC FORM OF THE PRICE ANALYSIS MODEL

                                  [FLOW CHART]


         Today's prices are a function of the fundamental information known at the time of price formation, yesterday's prices and some unexplained variation.(27) Because prices in the Day-Ahead market are determined simultaneously, the model must solve simultaneously.(28) The model uses hourly numbers for loads, prices, and quantities, and daily quantities for gas prices, temperatures, and coal and nuclear availability. Forecast loads enter the model through a squared term as well as a linear term, and a gas-temperature interaction term is used as well.


------------

(27) The model lags temperatures and gas prices by two days to reflect the information known when Day-Ahead bids are submitted. The model is actually an AR-2, with the endogenous Day-Ahead prices lagged by 2.

(28) Technically, the model is a weighted vector autoregression. Principal components analysis is used to reduce the dimensionality of the exogenous variables and avoid problems of collinearity. An iterative weighting procedure is used to accommodate the heteroskedasticity and autocorrelation in prices.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 79


         3.2.3 Fundamental Price Model Results

         Compliance's price analysis model was run on data from the first two years of market operation, April 1, 1998 to March 31, 2000.

FIGURE 2:  MODEL RESULTS

               % OF VARIATION EXPLAINED BY FUNDAMENTAL VARIABLES

                                  [LINE CHART]

                                  Hour Ending


         Figure 2 shows the relative contribution of various fundamental factors across each of the hours for the two years of market operations. (29) Overall, the model explains about 88% of the variation in prices. The top layer of the figure is the unexplained variation in the model. The model can account for more of the variation on off-peak hours than for on-peak hours.

         As discussed earlier, the Day-Ahead unconstrained price has appeared to trend upward during the first two years. Figures 3 and 4 show prices for hours ending 4 and 16 for the first two years along with the trend line.


----------

(29) The relative contributions were derived by running the model separately for each exogenous variable. The resulting R(2) s were then weighted by their relative contribution so that they equaled the R(2) for the full model. These results indicate the relative importance of each variable's contribution.


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 80

FIGURE 3:  TREND OF RAW PRICES FOR HOUR 4

                         UMCP, HE 04, 4/1/98 - 3/31/00

                                  [LINE CHART]

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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 81

FIGURE 4:  TREND OF RAW PRICES FOR HOUR 15

                         UMCP, HE 16, 4/1/98 - 3/31/00

                                  [LINE CHART]


         The trend for hour 4 is greater than that for hour 16. The apparent trends for on-peak hours were less than for off-peak hours.

         However, when fundamental factors are taken into account, the raw price trends largely disappear. Figures 5 and 6 show prices adjusted for fundamentals(30) along with the trend line when the fundamentals are taken into account. For both hours 4 and 16, the trend disappears.

--------

(30)  These are the residuals from the model estimation.

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 82


FIGURE 5:  PRICE TRENDS ADJUSTED FOR FUNDAMENTAL FACTORS FOR HOUR 4

                     UMCP, HE 04, Adjusted for Fundamentals

                                  [LINE CHART]


FIGURE 6:  PRICE TRENDS ADJUSTED FOR FUNDAMENTAL FACTORS FOR HOUR 16

                     UMCP, HE 16, Adjusted for Fundamentals

                                  [LINE CHART]


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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 83


         Figure 7 illustrates the situation for all hours. The apparent price trends indicate price increases ranging from about $5 to $8 per MWh. When adjusted for fundamental factors, the overall annual increase is about $1 per MWh. The remaining increase in hourly prices not explained by the model may be due to other fundamental factors not considered, such as: cost of other inputs, availability of units other than nuclear and coal, hydro conditions, or precipitation. Figure 8 shows the percentage price increase explained by fundamentals for each hour. Overall, about 80% of the increase is reflected in the fundamental factors used. In the afternoon hours, which had the lowest apparent price increase, the model explained only about 60% of the trend. While the off-peak prices represented the greatest increase in price, the model explained 85% to 95% of this increase.

FIGURE 7: PRICE PATTERNS IN THE DAY-AHEAD MARKET FOR ALL HOURS FOR THE FIRST TWO YEARS OF MARKET OPERATIONS

              ANNUALIZED LINEAR INCREASE IN UMCP 4/1/98 - 3/31/00


                                  [LINE CHART]
\
                                  Hour Ending

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 84


FIGURE 8  % OF PRICE INCREASE EXPLAINED BY FUNDAMENTALS

                                  [LINE CHART]

                                  Hour Ending

         The significance of this analysis for market monitoring purposes is twofold. First, the analysis demonstrates that most CalPX Day-Ahead Market price movements can be explained as a function of fundamental factors. If fundamental factors can explain price movements, then it would appear that the Day-Ahead market is functioning like other normal commodities markets.

         Second, the price model itself becomes useful as a means of automating one aspect of concern when monitoring markets, i.e., how can variances be explained? For purposes of illustration, normal is defined as a bandwidth of three standard deviations from the price signal. If price events fall outside this range, then Compliance devotes special attention to explaining why this has occurred. Figure 9 below selects one representative week in 1999 to illustrate how the monitoring process is enhanced when using a price model with bandwidths to monitor prices.

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 85

FIGURE 9: STATISTICAL BANDWIDTH MONITORING OF PRICE MOVEMENTS IN CALPX'S DAY-AHEAD MARKET

                                      UMCP

                                  [LINE CHART]

                                  Day of 1999

         A bandwidth of three standard deviations around the actual price and the model's price prediction shows that high prices do not necessarily trigger an alarm.(31) For example, in this week, an alarm was triggered by several price events outside the bandwidth during relatively low prices. This prompted Compliance to analyze more carefully these price events.

         This system identifies anomalous events on an ongoing basis. It does not substitute for staff consistently and constantly watching price movements and evaluating them daily. But it does provide enhanced filtering tools, enabling Market Monitoring staff to focus on particular price events.

         Analysis of explainable variance derived from fundamental factors coupled with the integration of this price model into ongoing market monitoring has increased Compliance's confidence that CalPX markets are operating effectively.

----------

(31) The bandwidth of three standard deviations is illustrative. Actual bandwidths are confidential.

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 86

3.3      Technical Models Concerning Price Behavior in CalPX Markets


3.3.1    Technical Price Movements and What They Communicate

         While fundamental models capture the relationship between price and external factors, technical analysis is concerned with describing market behavior captured in the movement of market prices. From a technician's perspective, if all information is reflected in the price of a stock or commodity (a principle of the efficient market hypothesis), why look for external fundamental information when an analysis of price activity is sufficient in understanding market behavior?

3.3.2    Price Mean Reversion

         Price mean reversion is considered an appropriate technical model for describing price behavior in energy markets.(32) Mean reversion models assume that the commodity being modeled has some equilibrium price level toward which market prices move. However, events can cause prices to spike.(33) The mean reversion model measures the duration of price spikes as well as the random noise, or volatility, around the equilibrium price. Figure 11 illustrates the price behavior that this mean reversion model attempts to capture. A summary description of mean reversion model results is included in Appendix C.

----------

(32) Energy Risk, Valuing and Managing Energy Derivatives, Dragana Pilipovic, McGraw-Hill, New York, 1997, p 30.

(33) Spikes are similar to the sudden changes in price described as step functions and threshold effects in FERC's State of the Markets 2000. p. 8


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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 87

FIGURE 10

                   ELEMENTS CAPTURED BY PRICE MEAN REVERSION
                                     MODEL

                                  [LINE CHART]



3.3.3    Price Spike Behavior

         Table 1 shows the model derived alpha and the estimated number of days required for prices to return to their mean price levels for the CalPX Day Ahead UMCP, zonal price, the Day Ahead COB and PV on-peak prices, and the CAISO real time zonal price. The CalPX and CAISO prices have been converted to 6 X 16 on-peak block prices for comparison. Although price spikes do occur, prices typically return to mean price levels in about two days. From a market monitoring perspective, the speed of mean reversion can be tracked over time to determine if prices can be maintained over reversion levels for a sustained period of time. If the mean reversion pattern changes, Compliance examines the spike more carefully.

TABLE 1

                   Market               Estimated Model        Estimated # of Days to       Daily Volatility of
                  (On-Peak)             Parameter Alpha            Return to Mean          Price Returns- Sigma
            UMCP                             267.0                      1.15                        23%
            NP15 Zonal                       271.7                      1.13                        26%
            SP15 Zonal                       284.3                      1.08                        24%
            NP15 Real Time                   169.6                      1.81                        51%
            SP15 Real Time                   183.8                      1.67                        62%
            COB                              307.0                      1.00                        15%
            PV                               178.5                      1.72                        13%

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 88

3.3.4    Market Volatility

         The amount of noise measured in the model is also useful. The noise (sigma) is measured as the annualized volatility of price returns. This definition of volatility is used, for example, by market Participants to value options (puts and calls) on energy. While market Participants have expectations about what prices will be in the future, volatility provides an indication of how wrong that expectation is likely to be. The greater the volatility, the wider the distribution of prices around the mean, and the more valuable the option.

         Volatility is also used in portfolio analysis to estimate the risk in returns on an asset or an open (unhedged) position in the market place. The daily volatility of price returns is shown in Table 1. For hour ending 4 p.m., daily volatility ranges from 35% to 40% in the CalPX Day Ahead markets. For example, given a $50 per MWh expected price and 40% volatility, prices are expected to range for $30 to $70 per MWh, 68% of the time. The CAISO Real Time zonal prices are much more volatile even though, as shown in section 2, average prices between the CalPX and real time markets are about the same. Portfolio managers attempting to minimize their risk will prefer forward markets to real time prices given the relative measures of uncertainties.

         This type of analysis is useful in quantifying relative values and risks between different markets thereby establishing "interactions between related markets". While not quantified here, this type of analysis is also useful in valuing ancillary services such as a call on spinning or replacement reserves. Compliance intends to expand its analysis in these areas over the next year.

3.4 Analysis of the Uncoupling of Wholesale and Retail Price Elasticity in California Electricity Markets

3.4.1    Overview

         In the Second Report by the CalPX Market Monitoring Committee, the Committee noted the importance of increasing demand responsiveness as part of the remedy to Committee concerns expressed about the inelasticity of demand observed in CalPX markets. Current demand responsiveness programs have been unable to attract a large number of consumers. Most retail customers are unable to see a market price signal and respond. However, products are available in the wholesale market that energy service providers can use to hedge a margin between the revenues received from fixed price agreements with retail customers and the market price risk incurred as a result of purchasing energy to serve retail load.(34) The retail service provider can participate in the CalPX Block Forward Market; Day Ahead, Day-of, and CAISO Real-Time markets. The choice of which market to use and how much energy should be purchased is a function of expectations about price and price uncertainty (volatility) in each market. This choice among the four markets has created a structural elasticity where the service provider can purchase energy in a particular market or defer that choice to a subsequent market.

-----------

(34) These fixed prices were established as part of the legislated restructuring.

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
ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 89

         Compliance has analyzed CalPX Day-Ahead Market elasticity for the last two years and found greater elasticity than that found in retail elasticity studies. These findings are encouraging for several reasons:

         - Increased wholesale market demand elasticity indicates a market more responsive to price signals, which in turn is a market less susceptible to manipulation or exertions of market power.

         - Evidence of a demand responsive market, coupled with evidence that price moves, for the most part, on the basis of fundamentals, reinforces the view that CalPX markets are operating in a fashion similar to other commodities markets.

         - Wholesale products are being created to help energy service providers manage their price risks. These wholesale products can also assist in the creation of new retail products that may improve retail demand responsiveness, and hence retail price elasticity, over time.

         - These findings are helpful to Compliance's efforts to shift from evaluating every price movement to focusing on exceptions to well-defined norms of expected price behavior. This in turn will help reduce the costs of ongoing market monitoring.


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000
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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 90

4.0      CALPX COMPLIANCE ACTIVITIES


4.1      Introduction

         A market monitoring function is essential for institutions involved in operating electricity markets. The FERC emphasized the importance of market monitoring in approving the start of California markets in October 1997. Under FERC Order 2000, all RTOs are required to incorporate market monitoring in their designs.

         Under any circumstances, institutions should insist upon self-regulation of its markets. To do so requires effective market surveillance and compliance-related functions, which, in turn, require that market monitoring becomes systematic.

         This section describes CalPX market monitoring methods and practices followed by a discussion of the role of Compliance in policy-making. The section concludes with a proposal for creation of a Business Conduct Committee and proposed rules changes.

4.1.1    Being Methodical in the Early Phase of Market Operations

         Because the electricity markets are in their formative stages, market monitoring requires care, thoughtfulness, patience, and commitment to understanding trade behavior comprehensively before declaring rules violations or various forms of market manipulation.

         This is particularly important in California's market system because of the complexity of its structure and operations. For example, suppose a Generator allocates production between the Day-Ahead, Day-Of, Real-Time, and Ancillary Services markets. What is withholding and what is rational allocation? Because withholding is one of the paramount forms of market manipulation, getting this right is important. But proving that it is intentional manipulation - rather than rational allocation based on sound business and bid strategy - is no small task.

         Consider another example: Suppose a Participant has a scheduling problem and gets help from the CalPX, or the CAISO, which may involve getting other Participants to modify their adjustment bids. If ensuring reliability is at the heart of the solution, is this market coordination and collusion or is it ensuring system reliability?

         Another example to illustrate the point: If a Participant places an adjustment bid on a line with the deliberate intention of disciplining the behavior of others who compete to use that line, how is this treated? It could be a rules violation. It could be inappropriate bidding behavior, not understanding that disciplining competitors is not the job of other

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 91

         Participants. It could be a form of coordination if the disciplined Participant moves off the line and does not try to use it anymore. Or, it could be just smart trading.

         These examples also illustrate that market monitors may differ in their actions, depending on when behavior:

         -        may be experimental;

         - is associated with learning but not designed to damage the market deliberately;

         -        is inappropriate;

         -        is a deliberate, intentional manipulation, and/or

         -        involves coordination that undermines fair market operations.

         Because a considerable element of judgment is required, Compliance staff need diverse backgrounds - engineering, economics, operations research, legal, financial, power marketing, and trade floor experience. A senior management with an understanding of self-regulating commodities exchanges and power marketing operations is also critical.

         The judgment factor in the market monitoring process also takes into consideration a diverse source of information outside typical data analysis, including direct discussions with Participants. Compliance also seeks to understand the market thoroughly - attending conferences, monitoring various electronic forums and publications, talking to people involved in the business, and communicating with market monitoring staffs in other institutions, i.e., the CAISO Department of Market Analysis.

4.2      Market Monitoring Methods and Practices

         Methods for effective surveillance of trade behavior in the electricity markets are in their earliest stages of development. Market monitoring functions in RTOs, ISOs, and PXs need distinctive tracking systems as well as judicial processes for investigating and prosecuting rules violations. Structure and processes for interaction with various governmental bodies and institutional governance need be tailored to the unique characteristics of each system.


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 92


4.2.1    Organization and Responsibilities of the Compliance Unit

         Compliance is composed of three functional areas: market monitoring, economic analysis, and investigations.

                             [ORGANIZATIONAL CHART]

         In July 1999, Compliance consisted of the Market Monitoring Manager and two analysts, with a part-time consultant serving as acting Director. This level of staffing was inadequate. For example, Compliance received the first formal complaints from Participants in May 1999, asking for an investigation of a market event. The staff, involved in daily, weekly, and monthly reports, could not be spared because they were the primary means of keeping all CalPX market information flowing. Compliance retained outside counsel and a consultant to investigate.

         At the same time as the May incident, Compliance identified a need for statistical models to help distinguish normal and abnormal market behavior and decide if incidents merited investigation. Other models help understand the interactions between the various CalPX, CAISO, and bilateral markets. Without these models, significant trends indicating rules violations or market power could not be distinguished from smart trading. The same constraint, keeping the periodic reports flowing and the need for modeling specialists, also kept Compliance from moving forward on this important work

         Recruitment for additional staff began in August 1999. The staff now consists of the Vice President of Compliance, Audits and Regulatory Affairs, overseeing the Director of Economic Analysis, the Market Monitoring Manager, and the Acting Director of Investigations.

         Market Monitoring still consists of the manager and two analysts and is primarily responsible for identifying events that trigger further inquiry, then providing the analysis and information regarding those events to the Vice President, the CEO, and the Market Monitoring Committee.

         Economics Analysis consists of the Director and two analysts, an economist and a mathematician. It is primarily responsible for building the statistical and analytical systems. This team also provides special analyses requested by the CEO and other CalPX officers, as well as analytical support to the efforts of the MMC.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 93

         Currently, the position of Director of Investigations is filled on an acting basis because normal investigative workload will not be known until the transition phase is completed. The Acting Director of Investigations relies on both Economic Analysis and Market Monitoring staff for investigation support, as well as outside counsel.

4.2.1.1  Market Monitoring Group

         When the market first opened, the size of the Market Monitoring staff was only sufficient to provide periodic reports with minimal analytical content. Reports are now made on a daily, weekly, and quarterly basis and have high analytical as well as statistical content, providing insights into the workings of the markets.

         The Market Monitoring Group is responsible for the daily monitoring of trade behavior in all CalPX markets. During the first two years of operations, the Market Monitoring Manager focused on upgrading data systems to support the monitoring effort.

         Market Monitoring and the other Compliance groups work with huge databases, profoundly larger than databases in other markets. In addition to buy and sell or bid/ask structures, the electric power market data includes trades, schedules, congestion, settlements and others. These data interact because the markets interact. Accordingly, the market monitoring function analyzes data every hour of every day for every Participant:

         -        in the Day-Ahead Market;

         - in the Day-Of Market (because the valid transaction hours are not equal to all hours of the day), and

         - in the huge related files for settlements information, CAISO-related information, and smaller, but important, databases for Block Forwards and PCQM.

         The data storage requirements have significantly exceeded expectations. The software systems already have been upgraded. Ensuring that the data is error-free is a time-consuming, ongoing challenge. Issues of security and quick recovery of data from crashes have been important challenges as well.

         Sifting through trade and related data on a daily basis is further complicated when modeling-related work is incorporated. The CalPX now uses the data loads for the first two years of market operations daily. Compliance plans to keep three years of data active before archiving any material. The online live-time series may need to be extended further, depending on what occurs in the third year of operations.

         Significant progress has been made on improving the data warehouse and associated data marts. With the core data challenges largely under control, the task of monitoring is being made more efficient through the automation of certain daily monitoring routines. The use of statistical techniques to trigger alarms when critical variables fall outside defined statistical norms is key to increasing monitoring productivity.

         As such, more sophisticated approaches to monitoring are also being developed for use by Market Monitoring. For example, many Participants use Mean Reversion and Option Valuation models to make decisions about market participation. Compliance is now


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 94

         developing similar models to develop a deeper understanding of Participant behavior. Models seeking to better understand interactions between markets are also being constructed. Most importantly, staff is developing sophisticated statistical approaches to observe, and note for possible inquiry, trends normally hidden in raw data.

4.2.1.2  Economic Analysis Group

         The Economic Analysis Group is the primary lead on developing these market models to help Market Monitoring sort explainable events from events that indicate various forms of market manipulation or rules violations.

         Recently, Economic Analysis completed the first phase of a study evaluating factors that explain price movements in the marketplace; whether price movements can be explained by fundamentals, and, in turn, whether price movements are influenced by undesirable design flaws, market manipulations, or exertions of market power. Section 3 of this report discusses these results.

         Economic Analysis also is developing statistical process control modeling that provides Compliance with enhanced tools for identifying variances from normal trade behavior. The general parametrics being used are based on bandwidths of deviations from the actual price movement in the market.(35) For specifically sensitive variables, tighter parameters are applied.

         The above techniques do not exhaust the tools available to Compliance. Generally, Compliance does not discuss the tools it uses, except in general terms, to avoid contributing to what Compliance staff refers to as the Iron Law of Manipulation. That is, once one knows how the game is played, then the game can be manipulated for the benefit of one's own self interest, no matter how often the rules of the game get changed.

         Economic Analysis is also developing models that help Compliance understand market interactions and how these interactions may influence buyer and seller decision-making. A richer understanding of how markets interact helps in the complicated process of sorting rational bidding and smart trading strategies from irrational or thoughtless behavior and from deliberately manipulative behavior.

4.2.1.3  Investigations and Inquiries

         Market monitoring is a key part of ensuring that CalPX markets operate fairly. While some monitoring involves studies that may lead to MMC market power mitigation, most of the effort involves ensuring that Participants adhere to existing rules and that new rules are developed for dealing with problems of abuses that are not problems of market power. The principal process through which the concerns are addressed is through the conduct of inquiries and investigations.

         The Director of Investigations, utilizing the work of the Marketing Monitoring and Economic Analysis groups, conducts investigations and inquiries. The position is now filled on an acting basis until Compliance determines whether a permanent position is warranted once the transition period is terminated.

----------

(35)   These bandwidths are confidential.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 95

         Compliance performs many inquiries and far fewer investigations. Inquiries are internal studies by Compliance to determine if a formal investigation is warranted. Investigations are activated either by the filing of a written complaint by a CalPX Participant or by Compliance acting on its own. Compliance responds officially only to written complaints that provide specific information as to the nature of the suspected violation or event that the Participant desires Compliance to investigate.

         Compliance will respond to a formal written complaint in one of three ways:

         -        Undertake a detailed investigation.

         -        Group the inquiry with other similar inquiries.

         -        Find the complaints warrant no action on Compliance's part.

         Participants sometimes call Compliance informally, asking about certain market events. Compliance responds to these calls with available non-confidential information. However, Compliance has no obligation to pursue the matter further. Any pattern in the types of calls that may warrant further inquiry is noted. Staff also initiates an inquiry when the CalPX notes exceptional behavior. If the initial inquiry finds nothing suspicious, the matter is closed.

         For inquiries that arouse suspicion of rule or market power violations, a brief description of the findings is provided to the CEO and the MMC. A decision is then made on making further inquiries that might lead to a formal investigation.

         Sending a letter to the Participant suspected of breaking CalPX market rules formally opens an investigation.(36) In that letter, Compliance describes what is being investigated and the CalPX rules that may have been violated. Compliance then asks to interview the Participant on the record.

         After analyzing the results of the interview, as well as evidence gathered from recorded telephone conversations and other sources, Compliance recommends to the CEO whether a hearing should be held and informs the MMC. If the CEO decides to proceed to a hearing, Compliance sets a hearing date. Compliance will prepare a brief for the CEO four weeks before the hearing with a copy sent to the Participant. The Participant will then have two weeks to submit a rebuttal brief with a copy sent to Compliance. Two weeks after that date, a hearing will be held.(37)

         At the hearing, Compliance and the Participant each have up to one hour to make a verbal presentation to the CEO. A member of the Market Monitoring Committee will act as advisor to the CEO throughout the hearing. The CEO, the Participant, and Compliance all may choose to have counsel present at the hearing. After the hearing is completed the CEO will determine whether a violation of the rules has been proven and will then take appropriate action as authorized under Schedule 5, of the Tariff Section 2.3.2.

----------

(36) Violations of CalPX Operating Manual Rules, Tariff, Protocols and Participation Agreements are collectively referred to as market rules.

(37) Based on advice of Compliance Legal Counsel, Compliance assumes that all information presented in a brief to the CEO and the Participant is discoverable.

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 96

         At any point in the investigation process, the CalPX and the Participant may negotiate a settlement. In other commodities exchanges, more than 90% of investigations are settled before coming to a formal hearing.

         These procedures were developed in the course of several inquiries and one investigation in the second year and comply with the authority now granted under the current Tariff and Rules.

4.3      The Role of Compliance in Policy-Making

         In the first two years of market operations, Compliance worked to define its proper role in the CalPX. Compliance was asked periodically to become involved in public and institutional policy matters, such as:

         - Compliance's view on a particular Participant's asset disposition plans.

         -        Recommendations for the bandwidths on the Post Close Quantity
                  Match.

         -        Championing rules changes.

         From the start of the market monitoring effort, Compliance took the position that it should not be involved in policy-making except as an advisor concerning questions that should be addressed as policies are formulated. Such questions draw Compliance into policy-making arenas that, if Compliance were to respond, would compromise its objectivity as an independent evaluator and monitor of market activities.

         To ensure its objective position, Compliance emphasized the importance of obtaining formal approvals for its activities from the CEO and, as appropriate, the MMC. Associated with this commitment to objectivity is Compliance's current effort to refine and formalize the disciplinary procedures to be followed as it investigates allegations of misconduct.

         In an uncertain and rapidly changing environment, market monitors must be clear and deliberate about roles and responsibilities. The importance of careful and deliberate design and implementation of market monitoring disciplinary systems cannot be over-emphasized given the extraordinary diverse institutional and market designs in operation in the United States. With market monitoring a required element of responses to FERC's RTO initiative due this fall, careful thinking now is even more critical.

4.4      Establishment of Institutional Disciplinary Infrastructure

         To ensure due process for CalPX participants, Compliance is proposing the creation of a Business Conduct Committee (BCC) and a disciplinary process. This section outlines the reasons for this proposal and the relationship that would exist under the new disciplinary process between the proposed BCC, the current Market Monitoring Committee
         (MMC), and Compliance.


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 97


4.4.1    The Problem

         Under current CalPX market rules governing Market Monitoring, the CalPX CEO now sits in judgment on any disciplinary case brought forward by Compliance. The MMC as a group, or the Chair of the MMC alone, may advise the CEO. This system places the CEO in an untenable position. First, he must balance his role as the leader of the institution and his role as judge in an investigation proceeding. Second, he is vulnerable to accusations of partiality.

         Under existing procedures, a respondent does not break any rules by lobbying the CEO, as well as other officers of the CalPX, to counteract or nullify the efforts of Compliance. If the CEO listens, he becomes compromised as a judge of the case. If the CEO does not listen, he becomes vulnerable to accusations by the respondent of being biased.

         The issue of due process for the respondent also arises. The ultimate manager of the Compliance function is currently the CEO, who sits in judgment. Under these circumstances, respondents could rightly feel it would be difficult to get a fair hearing.

4.4.2    Proposed Solution

         The CalPX is in the process of proposing the establishment of a BCC to solve the above problems.

         If the proposals are ultimately approved, the BCC will be composed of seven to nine members nominated by the CEO for their industry experience and respect among peers. The nominations will be submitted to the Board for approval. BCC members will be required to sign strict confidentiality agreements. The Chair of the Governing Board selects the Chair of the BCC. The Chair of the BCC may select one, several, or all of the BCC members as a hearing panel to hear the case from Compliance and the rebuttal by the respondent. The nature and size of the case will determine who and how many BCC members are selected. This BCC group will then determine whether Compliance has made its case, whether a penalty should be assessed, and the nature of the penalty.

         As a new committee, the BCC's relationship to the existing market monitoring system needs to be considered carefully, particularly its relationship to the MMC and Compliance.

4.4.3    Roles of the MMC and Compliance with regard to the BCC

         In keeping with Compliance's emphasis on behavior and rules, Compliance is proposing to create a second track for the adjudication of rules violations, while leaving intact the existing approach that is primarily focused on issues of market power and market design.

         The proposed new track, focused on rules violations, will be the responsibility of the BCC. The MMC will deal with issues of market power as they relate to changes of rules or market design. Another way of characterizing the difference in roles is that the BCC will be dealing primarily with judicial issues and application of sanctions and penalties, if approved, with Compliance acting as the prosecutor. The MMC will be kept informed of BCC actions. The MMC will continue to focus primarily on policy issues related to market power and market structure, making referrals to other authorities for penalties with Compliance providing supporting analysis.


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 98

         Nothing precludes the same incident from being the focus of proceedings on both paths simultaneously.

         At any point in the process, the MMC or the CalPX Board can refer anti-trust violations or violations of other pertinent federal or state law to the relevant authorities.

4.5      Rules Changes

         As a result of the second year's experience, Compliance recommended rules changes to CalPX management to address problems identified through inquiries and investigations. These changes involve both procedural rules, as well as market operating rules that would require changes at the CAISO as well as the CalPX. CalPX management is currently reviewing these recommendations. They will come before the FERC after a thorough public process.

         One major problem is that existing rules are vague, at best, in describing the procedures to be followed in rulemaking. For example, neither the Tariff nor the By-laws address how a new Tariff section is to be adopted or an existing section is to be amended.

         One serious omission is that a Participant does not have the right to request that the CalPX undertake a rulemaking. Involvement of all interested parties is important to the success of any rulemaking. As currently worded, the rules do not explain what consulting with Participants means. By-law Section 4.4 authorizes the Board to designate a Technical Advisory Committee to advise the Board "on additions and revisions to its rules and protocols, tariffs, reliability and operating standards and other technical matters."

         One approach would be to create a parallel committee of Participants to advise the CEO on additions and revisions to rules. In addition, non-exchange working groups, such as the Western Power Trading Forum
         (WPTF), have been useful in focusing industry attention on certain aspects of the rules, but they lack a formal mechanism for bringing their recommendations to the exchange. This oversight should be remedied in any revision of the rules.

         Compliance recommends the early establishment of a rulemaking procedure as outlined below. After a thorough review by both the CalPX management and Participants, Compliance anticipates submitting a detailed recommendation to the FERC.

4.5.1    Compliance's Recommendation

         Compliance recommends creating a permanent Advisory Committee on Rules
         (ACR) with responsibility for developing, at the request of the CEO, recommendations for changes and additions to the Tariff and Protocols.

         The ACR should:

         - consist of representatives from seven Participants selected by the CEO;

         -        be chaired by a Participant selected by the CEO;

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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 99

         - be staffed by Compliance, which will undertake empirical research where needed and prepare related documents at the direction of the RC, and

         -        recommend rule changes to the CEO.

         At the CEO's discretion, the recommended rules changes will be submitted to the Board for its approval. Upon Board approval, the CalPX will file the rule changes with the FERC. The submission will contain material dissenting comments, if any, from Participants or Board members;

         As a first order of business, the new ACR should recommend the establishment of a process for making rule changes and modify the Tariff and relevant Protocol sections to reflect the addition of the ACR.

4.5.2    Current Rules Changes Being Contemplated

         As a result of investigations undertaken in the second year of operations, Compliance will be recommending rules changes to the CalPX Board of Governors. If approved, the proposed changes will undergo a formal public process for review and comment before submitting the changes to the FERC. Basically, the rule change itself is self-explanatory for the behavior that Compliance wishes to see stopped and for which it feels current rules are inadequate.(38)

         1. No Participant shall submit a schedule that exceeds the rated capacity of a transmission line without a reasonable expectation [based on historical data] of a counterflow equal to the difference between the rated capacity of the line and the amount scheduled for delivery on that line.

         2. Scheduling on a zero-rated line shall constitute a per se violation of (1) above.

         3. No Participant shall submit adjustment bids that exceed the rated capacity of a transmission line without a reasonable expectation [based on historical data] of a counterflow equal to the difference between the rated capacity of the line and the amount of the adjustment bids.

         4. No Participant shall submit adjustment bids on a zero-rated line.

         5. No Participant shall act with the primary purpose of deliberately creating congestion for purposes of benefiting individual self-interest.

         6. No Participant shall supply information to the CalPX, whether as a part of a required report, at the request of the CalPX or on its own initiative, which the Participant knew or should have known was false.

         7.       No Participant shall impede or delay a CalPX investigation.

         In addition to the above rules, once a formal investigative procedure is established that guarantees Participants' rights to due process and protects the CalPX's need to conduct

-----------

(38) Details of how these recommended rules changes arose from investigations and inquiries are omitted to protect the confidentiality of CalPX Participants.


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 100

         efficient and orderly investigations, Compliance will recommend that sanctions and penalties be established for failure to comply to rules. All commodities markets in the world have experience with participants attempting to circumvent exchange rules. No commodities exchange has managed to halt effectively the attempts of miscreant participants to circumvent exchange rules without having the power to impose penalties for violations. As the CalPX markets grow and evolve, it will be no different.


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
          CALIFORNIA POWER EXCHANGE CORPORATION MARKET COMPLIANCE UNIT
                       COMBINED 1ST DRAFT - JUNE 15, 2000

ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                    PAGE 101


                                   APPENDIX A



                                 HOW PCQM WORKS:

         The place where these bandwidths, which were taken above and below the MCP, intersected a Participant's bid curve would determine the quantity that that particular Participant was able to bid into the PCQM. The following example illustrates this for a supplier.



                                    EXAMPLE 1

                             HOW THE BANDWIDTH WORKS

ASSUMPTIONS:
------------

SUPPLY BIDS:                                              0MWh @ $0
                                                    Quantity @ $25 = 25MWh
                                                         25MWh @ $25
                                                         50MWh @ $50

MCP =    $25/MWh                       Market=  Day-Ahead

Hour =   16                            Bandwidth =   15%


Calculations:
-------------

MCP + 15% = $28.75

Quantity at $28.75 = 28.75MWh

Eligible PCQM Bid = 3.75MWh

Figure 1 shows Example 1 graphically.


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        SECOND ANNUAL REPORT TO THE FEDERAL ENERGY REGULATORY COMMISSION
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ELECTRICITY MARKETS OF THE CALIFORNIA POWER EXCHANGE                   PAGE 102

                             FIGURE 1 OF APPENDIX A
                               GRAPH OF EXAMPLE 1

                                    [GRAPH]

                                Quantity (MWh)

For a buyer, the bandwidth would be calculated below the MCP.

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                                   APPENDIX B


                                  STILL PENDING

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                                   APPENDIX C


         Dynamic stochastic models of prices are used for both market analysis and asset pricing in the financial and energy markets. The models used in the energy markets and especially in the power market often contain mean-reversion terms, i.e., the dynamic models possess features that do not allow prices to grow unchecked, but instead tend to move prices over time to some normal level. The current work has applied two models to power prices: The first is a mean-reverting model with one stochastic element. The parameters in the model provide two measures. The first is an estimate of how long it takes for prices to return to normal levels once they have moved away. This provides a measure of how long price departures are sustained from what would be considered normal levels. The second parameter provides a measure of the volatility, or level of variability, present in the market. The second model considered contains a mean-reversion term, but it also provides a term that models the jumps that occur in power prices. One of the characteristics of power prices is that prices periodically spike to abnormal levels. This model also captures a measure of time departure from normal levels and a measure of volatility as in the first model. In addition, it separates the volatility into two terms, one that represents the normal variation of the power prices, and a term that is the volatility present during price jumps. The model also measures a parameter representing the probability of a price event. The models were applied to data from the California Power exchange (CalPX), Real-Time, and bilateral markets. The time period of the data is over the first two years of the existence of the CalPX, from 4/1/98 through 3/31/00. To compare similar products to the California-Oregon-Border
         (COB) and Palo Verde (PV) markets, CalPX and Real-Time hourly prices were averaged over the 6 x 16 on-peak hours in the time period to produce what would be an on-peak price. Specifically, for each on-peak day in the period, 16 hourly prices were averaged to produce a single value in each of the UMCP, NP15 Zonal, and SP15 Zonal price series in the CalPX, and the NP15 and SP125 CAISO Real-Time price series. The COB and PV prices are based upon the Dow Jones published day-ahead prices for on-peak power. Table 1 contains the results from the mean reversion model with one source of stochastic variation. The first column represents an estimate of the percent of the deviation from normal levels that is recovered in 1 day. The second column estimates how many days are required to recover 75% of a deviation from the normal level, assuming new information has not impacted prices. The third column is the estimate of volatility over one day, and the fourth is the average price.


                           1 Day Movement       # of Days         Daily Volatility       Average Price
         UMCP                   58%                1.59                 23%                  32.61
      NP15 Zonal                59%                1.57                 26%                  33.60
      SP15 Zonal                60%                1.50                 24%                  32.06
    NP15 Real Time              42%                2.51                 51%                  34.22
    SP15 Real Time              45%                2.32                 62%                  31.94
          COB                   63%                1.39                 15%                  30.50
          PV                    44%                2.38                 13%                  31.35

                                     Table 1

         Departures from average conditions are not sustained for very long in the CalPX and bilateral markets, a little longer in the Real-Time market.


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         Table 2 contains the results for the mean-reversion model that also models the price spikes. The first column contains an estimate of the percent of the deviation from normal levels that is recovered in 1 day. Column 2 contains a measure of normal variation, column 3 contains a measure of variation if a price spike occurs, and column 4 contains the probability of a price spike for a given day.


                        1 Day Movement           Daily Volatility     Jump Volatility       Prob. of Jump
UMCP                            55%                       7%                   35%                 .374
NP15 Zonal                      56%                       9%                   45%                 .299
SP15 Zonal                      58%                       8%                   36%                 .400
NP15 Real Time                  37%                      26%                  125%                 .123
SP15 Real Time                  37%                      28%                  181%                 .097
COB                             63%                       6%                   20%                 .423
PV                              42%                       4%                   17%                 .438

                                     Table 2

         The parameter measuring the speed at which prices return to normal levels has not changed significantly over the results from the first model. The significant increase in volatility in column 3 over column 2 indicates that much of the volatility measured in prices is due to the spikes. Column 4 measures a much lower probability of a price spike in the Real-Time market over the other markets. One possible explanation is that the Real-Time prices tend to have a much greater spread, which makes it easier to distinguish between normal prices and event prices. In contrast, the other markets have prices that do not vary as much, thus it is not as easy to differentiate between normal prices and jump prices.



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                                   APPENDIX D


         Correlation between assets plays an important role in portfolio theory and risk management. Markowitz portfolio theory uses correlation to determine how to allocate capital between different investments to minimize risk, where risk is measured as the standard deviation of returns. Value-At-Risk (VAR) is widely used in the market place as a risk measurement tool. VAR is a summary measure of the variability of a portfolio's value over a given time interval, and relies on correlation in its computation.

         Given two random variables X and Y, the correlation between X and Y, usually denoted by the symbol (Rho), measures how the two variables move relative to each other. Specifically, how linear is the relationship between X and Y. It's well known that the value of (Rho) will be greater than or equal to - 1 and less than or equal to +1. If
         (Rho) = 1, X and Y are said to be perfectly correlated. This means that as X and Y change, their changes are in the same direction and always in the same proportion. This has a simple graphical interpretation. If X and Y are graphed as ordered pairs, then the points would fall along a line with a positive slope, as shown in Figure 1. Perfect negative correlation occurs if (Rho) = -1 and means X and Y change proportionally in opposite directions. In this case, the pairs (X,Y) lie along a line of negative slope. As seen in Figure 1, the linear relationship begins to breakdown for a smaller (Rho), such as .7 As the correlation approaches zero, the appearance of the plot becomes a random scatter of points.

                                  CORRELATION

                                [SCATTER CHART]

                                    Figure 1


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         Two characteristics of the California power market that can lower correlation between the different products are asynchronous timing and asymmetric information. For example, the Dow Jones COB and PV prices for on-peak Day-Ahead power are an average of bilateral deals made before the submission of bids to the CalPX. In the interim, those entities bidding into the CalPX may have received new information concerning unit availability and anticipated loads which may affect their bids. The zonal prices diverge further by incorporating transmission constraints, and finally the Real-Time market resolves the final information set into prices. The correlation structure observed in the market is consistent with this.

         As a highly simplified example of how correlation plays a role in portfolio analysis for the power industry, consider a power marketer with a forward position that must be sold into the Day-Ahead or the Real-Time NP15 market. The power marketer assumes the averages and standard deviations of prices ($/MWH) are as given in Table 1:


                                            Zonal NP15      Real-Time NP15
                    Average                       32.62               33.11
                    Standard Deviation            22.28               32.63


                                     Table 1

         If the marketer sells all of the position into the Real-Time market, the expected revenue is $33.11 per MWH, but the risk of actually receiving this amount is great due to the size of the standard deviation relative to the average. More specifically, for most distributions a significant probability exists that a random event will be less than one standard deviation below the mean. For the NP15 Real-Time price above, this means that a price below 33.11 - 32.63 = 38 cents should not be uncommon. In fact, Real-Time prices in NP15 have been a dollar or less about 5% of the time, with a low of negative $249, while the zonal prices have been less than a dollar only about 1% of the time, with a low of $0.

         Alternately, the marketer could reduce risk substantially by selling into the Day-Ahead market, with a slight reduction in expected revenue. The question is can the risk be reduced further without a corresponding reduction in revenue? The answer is yes, if the objective is to minimize the standard deviation of the revenue.

         Consider the alternative of selling a portion of the power in each market. Let w[1] and w[2] be the proportions of the power sold in the Day-Ahead and Real-Time market, respectively. The total revenue per MWh is then the sum of the revenues in each market multiplied by their respective allocations:

         Revenue = w[1] x 32.62 + w[2] x 33.11,

         with w[1] + w[2] = 1. The standard deviation for the portion sold in the Day-Ahead market is just w[1] x 22.68, and similarly for the Real-Time portion, but the standard deviation of the combined portfolio includes an extra term that depends on the correlation between the two markets. It is this correlation term that allows the marketer to decrease the risk even


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         further. Assuming a correlation of .456, if the marketer chooses w[1]
         to minimize the standard deviation of the portfolio revenue, he finds that w[1] = .816 and w[2] = .184.

         Table 2 summarizes the three different possible power sale strategies: selling all in the Real-Time market (w[1] = 0), selling all in the Day-Ahead market (w[1] = 1), and selling at the risk minimizing allocations (w[1] = .816).

                                            Real-Time Only         Day-Ahead Only                 Portfolio
Expected Revenue $ per MWH                          33.11                   32.62                   32.71
Standard Deviation                                  32.63                   22.28                   21.58

                                    Table 2


         The risk using the portfolio strategy is not only smaller than the risk assumed by selling all power into the Day-Ahead market, but the expected revenue is greater. The increased expected return is due to the portion of the portfolio sold into the Real-Time market, which has higher expected revenue. The reduction in risk is due to a diversification effect that occurs when a portfolio contains assets that are not perfectly correlated. Diversification is the practice of spreading investments across assets that are not perfectly correlated, so if one investment loses value, this may be offset by a gain in another asset, weakly correlated with the first. Generally the lower the correlation between the assets, the greater the reduction in risk.

         A power producer's allocation of resources is much more complicated problem than in this simple example, but it illustrates how risk reduction through diversification of assets may still be achieved.

         Value-At-Risk has become an important risk management tool for many industries. The banking industry was one of the first industries to recognize VAR as a valuable tool for risk management and is endorsed by the Bank for International Settlements. As VAR became well know, particularly through such methodologies such as J.P. Morgan's RiskMetrics(TM), many energy companies have subsequently followed suit. VAR is used as a tool to measure how much exposure to dollar loss a firm has through the variation of its portfolio value over a specified time period such as a day or a week. A statistical distribution of values that the change in a portfolio can have over this time period is posited, then a percentile level such as 5% is chosen as the measurement point of VAR. The interpretation of a weekly VAR of $3 million would mean that the company expects that weekly losses greater than $3 million should only occur in 5% of the weeks.

         The simplest implementation of VAR assumes that returns on a portfolio are normally distributed with mean zero. Because the distribution is symmetric, a 5% VAR level is equivalent to the left value of a 95% confidence interval of portfolio gains/losses. If (Delta) is the weekly volatility of returns on a portfolio, a 5% percentile level is equivalent to approximately -1.96 standard deviations thus the weekly VAR would be -1.96*(Delta)*P where P is the mark-to-market value of the portfolio. Because VAR is quoted as a potential loss, the negative is ignored. For a mark-to-market portfolio value of $50 million and a weekly (Delta) = .06, the weekly VAR would be 1.96*.06*$50 million, or $5.88 million.


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         Correlation plays an important role in calculating VAR, not utilizing it can result in over estimating VAR which limits a portfolio manager's activity while operating under a VAR ceiling. For example, suppose a portfolio in the power market consists of a long forward position at COB with a weekly VAR value of $1 million and a long forward position at PV with a weekly VAR value of $.6 million, calculated individually. Addition of these values to obtain a portfolio VAR value of $1.6 million would ignore correlation and result in a higher VAR. It would also be inconsistent with the definition of risk as a standard deviation. If the correlation between COB and PV is (Rho) = .7, the appropriate VAR would be



[FORMULA] million,

=$ 1.48 million. If the PV position were a short position, its VAR would still be $.6 million, but now the correlation is negative .7, thus the portfolio VAR is

[FORMULA OMITTED]million,

= $.72 million. Clearly, correlation plays an important role in Value-At-Risk,


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